Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMEDISYS HOLDING, L.L.C.

AMEDISYS COMMODORE, L.L.C.

CONTESSA HEALTH, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of June 27, 2021

i

v

Exhibits

Exhibit A – Closing Net Working Capital Example Calculation

Exhibit B – Form of Letter of Transmittal

Exhibit C – Surviving Corporation Certificate of Incorporation

Exhibit D – Surviving Corporation Bylaws

Exhibit E – Form of Escrow Agreement

Exhibit F – Form of Cancellation Agreement

Exhibit G – Closing Cash Accounting Principles and Example Calculations

Exhibit H – Form of Resignation and Amendment

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 27, 2021, by and among AMEDISYS HOLDING, L.L.C., a Louisiana limited liability company (“Buyer”), AMEDISYS COMMODORE, L.L.C., a Delaware limited liability company (“Merger Sub” and together with Buyer, the “Buyer Entities”), CONTESSA HEALTH, INC., a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company (the “Seller Representative”), solely in its capacity as the representative of the Security Holders. Amedisys, Inc., a Delaware corporation (“Amedisys”), also joins in this Agreement solely for purposes of Section 10.17.

WHEREAS, the Buyer Entities and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the boards of directors of Buyer and Merger Sub have approved and declared advisable this Agreement and the Merger; and

WHEREAS, the board of directors of the Company has approved and declared advisable this Agreement and the Merger.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION

Section 1.1.    Definitions. For the purposes of this Agreement, each of the following terms shall have the following respective meanings:

“Acquired Company” means the Company and each of its Subsidiaries.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (excluding sales of assets in the Ordinary Course of Business), (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of any of the Equity Interests of the Company or its Subsidiaries other than the issuance of Equity Interests in connection with the exercise of an Outstanding Company Option or the Warrant, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries or involving the assets of the Company or its Subsidiaries; in each case, other than the transactions contemplated by the Agreement.

“Action” means any legal action, claim, charge, lawsuit, litigation, interference, audit, investigation, arbitration, mediation, examination, assessment, hearing, complaint or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil, criminal, administrative or appellate and whether brought at law or in equity) by or before any Governmental Authority, arbitrator or mediator.

“Adjustment Escrow Amount” means an amount equal to One Hundred Thousand Dollars ($100,000).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration Amount” means an amount equal to (a) the Enterprise Value, plus (b) the Closing Cash, plus (c) the Positive Closing Adjustment Amount, minus (d) the Negative Closing Adjustment Amount.

“Aggregate Adjusted Per Share Consideration Amount” means, as of the Reference Time, an amount in cash equal to (a) the Enterprise Value, plus (b) the aggregate exercise price of all Vested Company Options, plus (c) the aggregate exercise price of the Warrant to the extent not exercised prior to Closing, plus (d) the Closing Cash, plus (e) the Positive Closing Adjustment Amount, minus (f) the Negative Closing Adjustment Amount, minus (g) the total amount of Closing Indebtedness, minus (h) the total amount of unpaid Seller Transaction Expenses.

“Ancillary Agreements” means the Letters of Transmittal, the Cancellation Agreements, the Paying Agent Agreement, the Escrow Agreement, and all other agreements, instruments and certificates contemplated hereby or thereby to which any Party is a party in connection with the Contemplated Transactions.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act; and (b) other anti-bribery, anti-corruption, and anti-money laundering Laws applicable to the Company or any of its Subsidiaries or its operations from time to time.

“Applicable Joint Venture Ownership Percentage” means the ownership percentage held by the Company or its Subsidiary, as applicable, in each Company Joint Venture as of the Reference Time.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, wherever located, including, without limitation, all Proprietary Rights of the Company and its Subsidiaries, including its Software and Systems, including the Care Convergence system.

“Award or Awards” means a right that is granted under the Company Equity Plan to a Participant (as defined in the applicable Company Equity Plan) by the Company, which may be in the form of Options, Performance Shares, Restricted Stock or Restricted Stock Units (each of Options, Performance Shares, Restricted Stock and Restricted Stock Units as defined in the applicable Company Equity Plan).

“Business” means the business conducted by the Company and its Subsidiaries as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are required to be closed.

“Buyer Material Adverse Effect” means, with respect to any Buyer Entity, a material adverse effect on the ability of such Buyer Entity to consummate the Contemplated Transactions in a timely manner or to perform its obligations under any of the Transaction Documents to which it is a party.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.

“Cash and Cash Equivalents” means (a) cash and cash equivalents of such Person, whether on hand or in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by a financial institution, plus (b) to the extent not already reflected in clause (a) all un-cleared deposits and cash subject to checks, drafts, draws, and any electronic disbursements in transit of such Person but not yet cleared, less (c) all un-cleared checks, drafts, draws, and any electronic disbursements issued by such Person.

“Closing Cash” means, without duplication, as of the Reference Time, the aggregate amount of Cash and Cash Equivalents of the Company and its Subsidiaries as determined in accordance with the Closing Cash Accounting Principles and Example Calculations set forth on Exhibit G (including the related footnotes thereon). The Closing Cash shall be reduced by the amount of any cash used by the Company after the Reference Time and prior to the Closing to (x) make any distributions to Stockholders, or (y) increase the amounts payable to the Security Holders under this Agreement by satisfying or paying any Seller Transaction Expenses or repaying any Indebtedness.

“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing.

“Closing Net Working Capital Amount” means an amount equal to the consolidated current assets of the Company and its Subsidiaries determined in accordance with GAAP (which shall exclude Closing Cash), minus the current liabilities of the Company and its Subsidiaries determined in accordance with

GAAP, in each case, calculated as of the Reference Time and in accordance with the methodologies and example calculations set forth on Exhibit A (including, for avoidance of doubt, the definitional and other adjustments set forth therein (including the related footnotes thereon)); provided, that, for purposes of computing the Closing Net Working Capital Amount, (a) Indebtedness, (b) Seller Transaction Expenses, and (c) any deferred tax assets (including any net operating losses of the Company and its Subsidiaries) and any deferred tax liabilities established to reflect timing differences between accounting and tax income, shall be excluded from the assets and liabilities of the Company and its Subsidiaries. For the avoidance of doubt, the Closing Net Working Capital Amount of each Company Joint Venture to be included in this computation shall equal the product of (1) the Closing Net Working Capital Amount of such Company Joint Venture, multiplied by (2) the Applicable Joint Venture Ownership Percentage.

“Closing Per Share Amount” means an amount equal to (a) (i) the Estimated Aggregate Adjusted Per Share Consideration Amount, minus (ii) the Escrow Amount, minus (iii) the Reserve Amount, divided by (b) the sum of (A) aggregate number of shares of Company Stock (including the Warrant Shares), plus (B) and aggregate number of shares of Company Stock issuable upon the exercise of the Vested Company Options.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company, dated November 27, 2019.

“Company Equity Plan” means, collectively, the Contessa Health, Inc. 2019 Stock Incentive Plan, effective as of November 27, 2019 and the Amended and Restated Contessa Health, Inc. Stock Incentive Plan, effective as of November 27, 2019. For the avoidance of doubt, the Amended and Restated Contessa Health, Inc. Stock Incentive Plan includes the “Prior Plan” as defined therein.

“Company Joint Ventures” means the following entities: Saint Thomas Home Recovery Care, LLC, Dignity Home Recovery Care, LLC, Personalized Recovery Care, LLC, One Gustave L. Levy Place, LLC, Prisma Health Home Recovery Care, LLC, Home Recovery Care, LLC, Gunderson Hospital at Home, LLC and One Gustave L. Levy Place Independent Practice Association, LLC.

“Company Material Adverse Effect” means any change, event (including, without limitation, any Action), fact, condition, occurrence or development (each a “Change”, and collectively, “Changes”) that, individually or in the aggregate, together with all other Changes with respect to which such phrase is used in this Agreement, has had or would reasonably be expected to have a materially adverse effect on the Business (including, without limitation, the death, disability or notice of separation of two or more members of the management team of the Company who are essential to the operations of the Company and its Subsidiaries), operations (including, without limitation, the ownership and operation of the Care Convergence system), results of operations, liabilities, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; except any Changes directly or indirectly resulting from, attributable to or arising out of: (a) business, regulatory or other conditions that generally affect the industry in which the Company and its Subsidiaries operates; (b) general economic conditions, including changes in the credit, debt or financial capital markets, securities markets, currency markets or other financial markets; (c) changes in GAAP or other accounting requirements or principles (or the interpretation thereof) or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (d) any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (e) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters, pandemics or epidemics (including COVID-19), Pandemic Measures, and other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement, including the identity of Buyer; (g) any actions taken or failure to take action, in each case, by Buyer or any of its Affiliates, or to which Buyer has approved, consented to or requested in writing; (h) the taking of any action required by this Agreement; or the failure to take any action prohibited by this Agreement; or (i) any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); provided that, in the case of the foregoing clauses (a) through (e), such Changes do not affect and would not reasonably be expected to affect the Company and its Subsidiaries in a materially disproportionate manner relative to other similarly sized and situated participants in the industry in which the Company and its Subsidiaries operate.

“Company Option Holder” means any Person holding Outstanding Company Options as of immediately prior to the Effective Time.

“Company Products” means all products and services currently licensed out, sold, distributed, supported, performed, or otherwise made available by or on behalf of the Company and its Subsidiaries, and all products and services currently being developed by or on behalf of the Company and its Subsidiaries, and all Software owned or purported to be owned by the Company and its Subsidiaries.

“Company Stock” means, collectively, the issued and outstanding shares of Common Stock and Preferred Stock.

“Company Warrant Holder” means Marshfield Clinic Health System, Inc. and its registered successors or permitted assigns.

“Company’s Knowledge” and similar formulations mean, as of the applicable date, the actual knowledge of each member of the Company Knowledge Group, together with the knowledge that such person would reasonably be expected to have following inquiry of all employees of the Company reporting directly to such individuals.

“Company Knowledge Group” means each of Travis Messina, Robert Moskowitz, M.D., Gerald Jones, Aaron Stein, Elisa Harris, Gaurav Khanna, Patrick Armentor, and Mark Montoney; provided that the inclusion of Elisa Harris shall not require disclosure that would operate to waive any legal privilege afforded to information known to (or work product of or held by) Elisa Harris in her role as general counsel.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of March 15, 2021, between Amedisys and the Company.

“Consent” means any approval, consent, waiver, clearance or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the Merger, (b) the execution, delivery and performance of the Ancillary Agreements, and (c) the payment of fees and expenses relating to such transactions.

“Continuing Employees” means all employees of the Company and its Subsidiaries as of immediately prior to the Closing Date who (a) at the Effective Time, continue their employment with the Company, the applicable Company Subsidiary, the Surviving Corporation, Buyer or any of their respective Subsidiaries, or (b) remain or become at the Effective Time employees of the Company or any of its Subsidiaries as required by applicable Law.

“Contractual Obligation” means, with respect to any Person, any legally binding contract, agreement, lease, mortgage, deed, sublease, license, sublicense or other legally enforceable promise, undertaking, arrangement or understanding, whether written or oral, to which or by which any property, business, operation or right of such Person is subject or bound or such Person is a party.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Debt Payoff Letters” means customary payoff letters, with respect to all Indebtedness (other than with respect to the Pre-Closing Tax Liability Amount and Indebtedness to remain in place as indicated on Section 4.7(c) of the Disclosure Schedule), executed by the holder of such Indebtedness and evidencing, upon receipt of the amounts set forth in such payoff letter, the (a) payoff of all such Indebtedness, (b) termination of all loan and collateral documentation evidencing such Indebtedness, and (c) release of all Encumbrances securing such Indebtedness.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Employee Plan” means (i) each “employee benefit plan” (as that term is defined in Section 3(3) of ERISA, (ii) any other retirement or deferred compensation plan, incentive compensation plan, stock plan (including the Company Equity Plan), retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangement, whether pursuant to contract, arrangement, custom or informal understanding, and (iii) any employment agreement or consulting agreement, which the Company or any of its Subsidiaries has any present or future obligations or liability with regard to any current or former employee, officer, director, consultant, independent contractor or the beneficiaries thereof or with respect to which Buyer or Surviving Corporation may have any Liability on account of the execution of this Agreement or any transactions contemplated by this Agreement or on account of the Company or any of its Subsidiaries having or having had an ERISA Affiliate.

“Encumbrance” means any mortgage, lien, license, pledge, negative pledge, charge, security interest, deeds of trust, encroachment, lease, option, right of first refusal or first offer, easement, servitude, restriction, encumbrance or other transfer restrictions or security interests of any kind.

“Enforceable” means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in an Action in equity or at law).

“Enterprise Value” means Two Hundred Fifty Million Dollars ($250,000,000).

“Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, foreign, or any other Governmental Authority, relating to (a) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, emission, discharge, or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

“Environmental Permits” means any Permit, consent, license, registration, approval, notification or any other authorization pursuant to Environmental Law.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation or Award which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Escrow Funds” means the Escrow Amount, plus any accrued interest thereon as provided in the Escrow Agreement.

“Estimated Aggregate Adjusted Per Share Consideration Amount” means an amount in cash equal to (a) the Enterprise Value, plus (b) the aggregate exercise price of all Vested Company Options, plus (c) the aggregate exercise price of the Warrant to the extent not exercised prior to Closing, plus (d) the total amount of Estimated Closing Cash, plus (e) the Estimated Positive Closing Adjustment Amount, minus (f) the Estimated Negative Closing Adjustment Amount minus (g) the total amount of Estimated Closing Indebtedness, minus (h) the total amount of Estimated Seller Transaction Expenses.

“Estimated Aggregate Merger Consideration Amount” means an amount equal to (a) the Enterprise Value, plus (b) Estimated Closing Cash, plus (c) Estimated Positive Closing Adjustment Amount, minus (d) Estimated Negative Closing Adjustment Amount.

“Estimated Negative Closing Adjustment Amount” means the dollar amount equal to the amount, if any, by which the Estimated Net Working Capital Amount is less than the Target Net Working Capital Lower Limit. If the Estimated Net Working Capital Amount equals or exceeds the Target Net Working Capital Lower Limit, then the Estimated Negative Closing Adjustment Amount shall be zero.

“Estimated Positive Closing Adjustment Amount” means the dollar amount equal to the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Upper Limit. If the Estimated Net Working Capital Amount is less than or equal to the Target Net Working Capital Upper Limit, then the Estimated Positive Closing Adjustment Amount shall be zero.

“Excluded Matters” means any breach of any representation or warranty of the Company set forth herein or any breach of any representation or warranty of the Security Holders sets forth in the Letters of Transmittal or Cancellation Agreement, in each case that is excluded from coverage pursuant to the following sections of the R&W Policy: Section III.B(i), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), and (xvii).

“Federal Health Care Program” shall have the meaning set forth under 42 U.S.C. § 1320a-7b(f), and includes Medicare, TRICARE, and Medicaid.

“Fraud” means (x) with respect to the Company, an actual and intentional fraud with respect to the making of the representations and warranties set forth in this Agreement, provided, that such actual and intentional fraud shall only be deemed to exist if any member of the Company Knowledge Group had actual knowledge that the representations and warranties made by the Company in this Agreement or any Ancillary Agreement were actually breached when made, and (y) with respect to any of the Security Holders, an actual and intentional fraud with respect to the making of the representations and warranties set forth in the related Letters of Transmittal and Cancellation Agreements, as applicable, provided, that such actual and intentional fraud shall only be deemed to exist if the related Security Holder had actual knowledge that the representations and warranties made by such Security Holder in the related Letter of Transmittal and/or Cancellation Agreement, as applicable, were actually breached when made.

“Fundamental Representations” means (x) those representations and warranties of the Company set forth in Sections 4.1 (Organization), 4.2 (Power and Authorization), 4.5 (Capitalization of the Company), 4.6 (Subsidiaries), 4.14(a) (Proprietary Rights) and 4.27 (No Brokers), and (y) those representations and warranties of the Security Holders set forth in the Letters of Transmittal and Cancellation Agreements, as applicable.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time; consistently applied throughout the applicable period of time.

“Government Program” means any United States federal, state or local health care or reimbursement program administered by a Governmental Authority, including any Federal Health Care Program and similar or successor programs with or for the benefit of any Governmental Authority.

“Governmental Antitrust Entity” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Authority” means any United States or foreign, federal, state, provincial, or local governmental or quasi-governmental body, department, board, commission, bureau, or other regulatory authority, agency, including courts, tribunal, mediator, arbitrator, and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Governmental Order” means any judgment, order, writ, injunction, ruling, decision, stipulation, verdict, determination or decree of, or any settlement or determination or award made or issued or entered by or with, or under the jurisdiction of, any Governmental Authority.

“Hazardous Substances” means (a) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in, or regulated under, the following United States federal statutes and any analogous foreign or state statutes, and all rules and regulations thereunder:

the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; and (d) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.

“Health Care Laws” means all Laws relating to the provision, administration, management of and/or payment for health care or health care-related products and services applicable to the Business, including all applicable Laws, as amended from time to time, relating to any health care Permits, healthcare referrals, billing and submission of healthcare claims, conditions of participation and conditions of payment in Government Programs, fraudulent, abusive or unlawful practices in connection with the provision of healthcare items or services or the billing for or claims for reimbursement for such items or services, healthcare claims processing, medical necessity, medical privacy and security, patient confidentiality, confidentiality of health records or Personal Information, or other healthcare-related matters, including, without limitation: (a) any Government Program, including those pertaining to providers of goods or services that are paid for by any Federal Health Care Program, including, the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the Program Fraud Civil Remedies Act (31 U.S.C. §§3801-3812), HIPAA (as defined below), the Federal Health Care Program Civil Money Penalty Law (42 U.S.C. § 1320a-7a) and Exclusion Authorities (42 U.S.C. § 1320a-7), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), and Section 1135 of the Social Security Act; (b) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Medicare and Medicaid Program Integrity Provisions (42 U.S.C. §1320a-7k(d)), TRICARE (10 U.S.C. § 1074 et seq.); (c) the Patient Protection and Affordable Care Act (P.L. 111-1468); (d) the Health Care and Education Reconciliation Act of 2010 (P.L. 111-152); (e) the Public Health Service Act of 1944; (f) any Private Program or Government Program; and (g) any and all other applicable comparable Laws and regulations of other Governmental Authorities, each of (a) through (g) with the regulations thereunder and as amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, including as amended by the Health Information Technology for Economic and Clinical Health Act, and with the implementing regulations at 45 C.F.R. Parts 160-164.

“HITRUST” means the Health Information Trust Alliance, which was founded in 2007 and uses the “HITRUST approach” to help organizations from all sectors–but especially healthcare–effectively manage data, information risk, and compliance. HITRUST certification by HITRUST enables vendors and covered entities to demonstrate compliance to HIPAA requirements based on a standardized framework.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, the Company’s and its Subsidiaries’ outstanding obligations (contingent or otherwise) represented by or arising under all obligations (including all obligations in respect of principal, accrued and unpaid interest, breakage costs, penalties, fees and premiums) of the Company and its Subsidiaries (a) for borrowed money, (b) evidenced by notes, bonds, debentures and other similar Contractual Obligations of the Company and its Subsidiaries, (c) in respect of letters of credit and bankers’ acceptances, to the extent drawn, (d) in respect of any capital lease obligations (but excluding any equipment leases or leases with respect to Leased Real Property), (e) consisting of the deferred purchase price of property or services (including obligations related to earn-outs and purchase price adjustments) (other than trade payables), (f) in connection with any termination of interest rate swaps, collars, caps, commodity hedging agreements, futures contracts and similar hedging obligations, (g) for the Pre-Closing Tax Liability Amount, and (h) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person; provided, however, that “Indebtedness” shall exclude any deferred revenue of the Company. Notwithstanding the foregoing, the Indebtedness of each Company Joint Venture to be included in this computation shall equal the product of (1) the Indebtedness of such Company Joint Venture, multiplied by (2) the Applicable Joint Venture Ownership Percentage.

“Indemnity Escrow Amount” means an amount equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Buyer” and similar formulations mean, as of the applicable date, the actual knowledge of Kristopher Novak, together with the knowledge that such person would reasonably be expected to have following inquiry of all employees of Buyer reporting directly to such individual.

“Law” means any United States or foreign federal, state or local law, statute, ordinance, code, executive order, rule, resolution, regulation or similar mandates of any Governmental Authority, including any Governmental Orders that have the effect of law in each such jurisdiction.

“Letter of Transmittal” means the Letter of Transmittal to be delivered by each of the Stockholders and the Company Warrant Holder pursuant to Section 3.3(b) hereof, in each case substantially in the form attached hereto as Exhibit B.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other Loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, whether or not required under GAAP to be accrued on the financial statements of such Person, and regardless of when asserted.

“Lookback Date” means January 1, 2018.

“Losses” means, with respect to any Person, any and all losses, costs, damages, fees, expenses (including reasonable fees of and actual disbursements by attorneys, consultants, experts, auditors or other representatives, including litigation costs, interests and penalties), fines of, penalties on that Person; provided, however, Losses shall exclude punitive or exemplary damages except to the extent payable to a third party pursuant to an Asserted Liability.

“Multiemployer Plan” means an employee pension plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Negative Closing Adjustment Amount” means the dollar amount equal to the amount, if any, by which the Closing Net Working Capital Amount is less than the Target Net Working Capital Lower Limit. If the Closing Net Working Capital Amount equals or exceeds the Target Net Working Capital Lower Limit, then the Negative Closing Adjustment Amount shall be zero.

“Ordinary Course of Business” means, with respect to any Person, an action taken by such Person in the ordinary course of such Person’s business, consistent with past practice.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and equity holders agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outstanding Company Options” means all stock option awards issued pursuant to any Company Equity Plan that are in effect immediately prior to the Effective Time.

“Outstanding Company Warrant” means the Warrant issued pursuant to the Warrant Agreement to the extent not exercised prior to Closing, and in effect, if applicable, immediately prior to the Effective Time.

“Pandemic Measures” means any action or inaction by the Company or its Subsidiaries that is reasonably necessary in response to, and in order to comply with, any pandemic, epidemic or public health emergency (including COVID-19), including any workforce reduction or compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Governmental Authority or any industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to, or in response to any such pandemic, epidemic or public health emergency (including COVID-19), including the CARES Act and Families First Coronavirus Response Act or any disaster plan of the Company or its Subsidiaries or any change in applicable Laws related thereto or in connection therewith.

“Parties” means, collectively, Buyer, Merger Sub, the Company and the Seller Representative.

“Per Share Escrow Amount” means an amount equal to (a) the cash amount, if any, payable to the Security Holders upon release of all or any portion of the Escrow Funds from the Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement, divided by (b) the sum of (A) the aggregate number of shares of Company Stock (including the Warrant Shares), plus (B) the aggregate number of shares of Company Stock issuable upon the exercise of the Vested Company Options.

“Per Share Excess Amount” means an amount equal to (a) the Excess Amount, if any, payable to the Security Holders pursuant to the terms of this Agreement divided by (b) the sum of (A) the aggregate number of shares of Company Stock (including the Warrant Shares), plus (B) the aggregate number of shares of Company Stock issuable upon the exercise of the Vested Company Options.

“Per Share Reserve Amount” means an amount equal to (a) the cash amount, if any, payable to the Security Holders upon release of all or any portion of the Reserve Amount from the Reserve Account as determined by the Seller Representative, divided by (b) the sum of (A) the aggregate number of shares of Company Stock (including the Warrant Shares), plus (B) the aggregate number of shares of Company Stock issuable upon the exercise of the Vested Company Options.

“Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, orders, accreditations, variances, clearances, authorizations, qualifications, accreditations, permits or other rights and privileges issued by any Governmental Authority.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information held by the Company or its Subsidiaries, identifies or can be used to identify a Person and is subject to any Privacy Law, including, without limitation, (i) any “protected health information” as such term is defined under HIPAA, and the rules and regulations issued thereunder, (ii) an individual’s name, linked together with (A) the individual’s social security number or (B) another unique identifier in combination with any required security code, access code or password permitting access to such individual’s information, and (iii) identifiable information that can be used to authenticate an individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answer to security questions, or other personal identifiers) in any format whether written, electronic or otherwise.    Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any Company Product, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Positive Closing Adjustment Amount” means the dollar amount equal to the amount, if any, by which the Closing Net Working Capital Amount exceeds the Target Net Working Capital Upper Limit. If the Closing Net Working Capital Amount is less than or equal to the Target Net Working Capital Upper Limit, then the Positive Closing Adjustment Amount shall be zero.

“Pre-Closing Tax Liability Amount” means, without duplication, all unpaid Tax Liabilities of the Company and its Subsidiaries (whether or not yet due) with respect to any Pre-Closing Tax Period as to which taxable period or portion thereof the relevant Tax Return has not yet been filed as of the Closing Date; provided, that the Pre-Closing Tax Liability Amount shall (a) with respect to the portion of any Straddle Period ending on the Closing Date, be calculated consistent with the principles of Section 6.3(g), (b) be calculated in accordance with the past practice (including reporting positions, jurisdictions and types of Taxes, elections and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns unless otherwise required by Tax Law, (c) take into account Transaction Tax Deductions, (d) disregard any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or any of its Affiliates or any other transactions entered into by or at the direction of Buyer or any of its Affiliates in connection with the Merger, (e) exclude any Taxes attributable to transactions, other than the Contemplated Transactions, entered into by the Company or any Subsidiary outside the ordinary course of business on the Closing Date after the Closing, (f) include the Deferred Payroll Tax Liability, (g) exclude all deferred tax assets and deferred tax liabilities established for GAAP, and (g) disregard any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions and any liabilities arising from any change in accounting methods.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preferred Stock” means the Preferred Stock, $0.0001 par value per share, of the Company.

“Privacy Laws” means any Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any such Law governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including, without limitation, HIPAA, the Gramm-Leach-Bliley Act, California Online Privacy Protection Act and other United States state laws concerning privacy, and the CAN-SPAM.

“Privacy Obligation” means any Privacy Law or any Contractual Obligation, written policy or terms of use of the Company or any of its Subsidiaries that is related to privacy, security, data protection or Processing of Personal Information, including any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping or cybersecurity disclosures in public filings.

“Private Program” means private, non-governmental insurance and managed care programs with which the Company or any of its Subsidiaries contracts to provide goods and services or through which Company or any of its Subsidiaries receives reimbursements for services provided.

“Processing” means any operation or set of operations which is performed on Personal Information or sets of Personal Information, whether or not by automated means, and includes receipt, access,

acquisition, collection, recording, organization, compilation, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure, transfer, transmission, dissemination, making available, alignment or combination, restriction, disposal, erasure or destruction.

“Proprietary Rights” means all of the following, in any jurisdiction throughout the world: (i) patents, and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (ii) Trademarks; (iii) works of authorship, copyrights and copyrightable works; (iv) registrations, applications for registration, and renewals of any of the foregoing; (v) and other proprietary rights and other intellectual property rights, including, without limitation, trade secrets recognized under applicable Law as “trade secrets.” For the avoidance of doubt, the Proprietary Rights of the Company and its Subsidiaries shall include, without limitation, their respective Software and Systems, including, without limitation, the Care Convergence system.

“Pro Rata Portion” means, with respect to each Security Holder, the percentage listed under the heading “Pro Rata Portion” next to each such Security Holder in the Allocation Schedule, the total of which shall sum to one hundred percent (100%).

“Protest Events” shall mean any protests, riots, demonstrations or public disorders or any escalation or worsening of protests, riots, demonstrations or public disorders.

“Protest Measures” shall mean any action or inaction taken by the Company or any of its Subsidiaries that is reasonably necessary in response to, and in order to comply with, any Protest Event (including, without limitation, any temporary closures of any Leased Real Property and including compliance with any curfew, closure, shut down, directive, order, policy, guidance or recommendation by any Governmental Authority or any disaster plan of the Company or any of its Subsidiaries or any change in applicable Laws related to, arising from or as a result of such Protest Event).

“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro-forma financial information or other statements communicated (orally or in writing) to or made available to Buyer, Merger Sub or their respective Affiliates or Representatives of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial component (or any component thereof) of the Company and its Subsidiaries.

“Reference Time” means 12:01 a.m., Eastern Time, on the Closing Date.

“Relief Fund Payment Terms and Conditions” means the terms and conditions established by the Department of Health and Services for the receipt of any funds from the Public Health and Social Services Emergency or other CARES Act programs.

“Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, equityholder, consultant, advisor, agent, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Reserve Amount” means One Hundred Fifty Thousand Dollars ($150,000).

“Security Holder” means a Stockholder, a Company Option Holder and the Company Warrant Holder.

“Security Incident” means any unauthorized: (a) access, acquisition, interruption of access or other Processing (including as a result of denial of service or ransomware attacks), alteration, modification, loss, theft, misuse or corruption, or other unauthorized Processing of Personal Information; or (b) other access to, use of or interruption of any Systems, including any phishing or other cyberattack incidents.

“Seller Transaction Expenses” means, without duplication, (a) the aggregate amount of all fees and expenses of third parties (whether or not yet invoiced), incurred by, or on behalf of, or to be paid by, the Company and its Subsidiaries in connection with the sale process for the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the Contemplated Transactions, in each case, to the extent unpaid as of the Closing, including fees and expenses of legal counsel, advisors, consultants, investment bankers, accountants, auditors and experts engaged by, or on behalf of, the Company in connection with the Contemplated Transactions, (b) the aggregate amount of obligations of the Company or any Company Subsidiary in respect of any non-equity Awards accelerated pursuant to the Award Acceleration (excluding, for the avoidance of doubt, Outstanding Company Options), change of control payments and transaction bonuses, retention payments, severance or similar payments arising from or incurred in connection with this Agreement or the Contemplated Transactions, including the employer portion of Taxes arising thereof (but, for the avoidance of doubt, such aggregate amount shall not include any such obligations which become payable (i) upon the “double trigger” of the Closing together with a subsequent termination, (ii) at the written request of Buyer, or (iii) other event within the control of the Surviving Corporation following the Closing), and (c) the employer portion of Taxes arising from (x) any obligations included in the foregoing clause (b) or (y) payments made hereunder to the Company Option Holders, in each case without regard to any ability of the Company or its Subsidiaries to defer such taxes under the CARES Act.

“Software” means all computer software, data and databases and all rights therein, including object code, source code, operating systems and specifications, firmware and embedded versions thereof and files, documentation and other materials related thereto.

“Stockholder” means any Person holding Company Stock as of immediately prior to the Effective Time.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more subsidiaries, (a) owns at least fifty percent (50%) of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or other similar capacity. Solely for purposes of this Agreement, in addition to the forgoing, each Company Joint Venture and the Company’s affiliated professional corporation, Visiting Clinicians, P.C., a Tennessee professional corporation, shall be deemed a Subsidiary of Company.

“Systems” means all computer and information technology systems, and networks owned, licensed, leased or used or held for use by the Company or any of its Subsidiaries, including Software, hardware, electronics, platforms, servers, switches, endpoints, interfaces, applications, websites, storage, data, databases, data processing or management, record keeping, communication, telecommunication, computerized, automated or other similar systems, platforms and networks, and documentation relating to any of the foregoing, including in each case any outsourced systems and services.

“Target Net Working Capital Lower Limit” means negative Eight Hundred Thousand Dollars (minus $800,000).

“Target Net Working Capital Upper Limit” means negative Six Hundred Thousand Dollars (minus $600,000).

“Tax” or “Taxes” means any and all federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, customs, duties, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services or harmonized sales, alternative or add-on minimum, estimated or other charge in the nature of (or similar to) taxes imposed by any Governmental Authority, including any deficiency assessments, related charges, fees, interest or penalties and additions to tax with respect to the foregoing, whether or not disputed.

“Tax Return” means any return, election, estimate, declaration, report, claim for refund or information return or statement filed, or required to be filed, with respect to Taxes with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean September 30, 2021; provided, that if as of such date, the only outstanding condition(s) to closing set forth in Article VII (other than those that by their nature only can be satisfied at the Closing) is that set forth in Section 7.1(b) and/or Section 7.2(j), the Termination Date shall be automatically extended until October 31, 2021; provided further that, if as of such date, the only outstanding condition(s) to closing set forth in Article VII (other than those that by their nature only can be satisfied at the Closing) is that set forth in Section 7.1(b) and/or Section 7.2(j), the Termination Date shall be automatically extended until November 30, 2021; provided further that, if as of such date, the only outstanding condition(s) to closing set forth in Article VII (other than those that by their nature only can be satisfied at the Closing) is that set forth in Section 7.1(b) and/or Section 7.2(j), the Termination Date shall be automatically extended until December 31, 2021; provided, further, that as a condition to any of the foregoing extensions, Buyer is using commercially reasonable efforts to satisfy (and actively pursuing the satisfaction of) the conditions set forth in in Section 7.1(b) and/or Section 7.2(j).

“Third-Party Payor” shall mean any Government Program, Private Program or other third-party payor, including, without limitation, the Medicare Advantage, Medicare Managed Care programs and any hospital, health system or other entity with which Company or its Subsidiaries contracts to provide services.

“Trademarks” means, collectively, trademarks, tradenames, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Tax Deductions” means, without duplication and regardless of by whom paid and whether paid prior to, at or after the Closing, for U.S. federal income Tax purposes, (a) the deductible portion of all Seller Transaction Expenses (provided, however, that for this purpose the Company shall be deemed to have elected to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the transaction pursuant to the safe harbor in Revenue Procedure 2011-29), (b) all deductions resulting from the repayment of any loans or other obligations in connection with the transactions contemplated by this Agreement, including all fees, expenses and interest (including amounts treated as interest for income Tax purposes), original issue discount, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments and any deductions for the capitalized and unamortized portion of any financing fees or expenses of the Company, (c) any deductible amounts included as a current liability or contra-asset in the determination of Indebtedness or Closing Net Working Capital Amount, to the extent not already deducted, and (d) all deductions attributable to any other fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement or on behalf of the Company that were taken into account in the final determination of the Aggregate Adjusted Per Share Consideration Amount.

“Treasury Regulations” means the regulations promulgated under the Code.

“Union” means any labor union, works council, collective bargaining unit or other employee representative body, organization or association.

“Warrant” means the Warrant issued under the Warrant Agreement to subscribe for and purchase shares of Company Stock for the exercise price set forth in the Warrant Agreement.

“Warrant Agreement” means that certain Warrant to Purchase Shares of Common Stock of Contessa Health, Inc. dated as of July 19, 2016, by and between Company and Marshfield Clinic Health System, Inc., together with the corresponding Letter Agreement, dated as of July 19, 2016, by and between Company and Marshfield Clinic Health Systems, Inc.

Section 1.2.    Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

280G Resolutions	Section 6.15(l)

Agreement	Preamble

Allocation Schedule	Section 3.4(a)

Appraisal Share	Section 3.1(c)

Asserted Liability	Section 9.4(b)

Audited Balance Sheet	Section 4.7(a)(i)

Audited Balance Sheet Date	Section 4.7(a)(i)

Audited Financials	Section 4.7(a)(i)

Award Acceleration	Section 3.1(b)(i)

BBS	Section 10.14

Buyer	Preamble

Buyer Entities	Preamble

Buyer Indemnitees	Section 9.2(a)

Cancellation Agreement	Section 3.3(b)

Certificate of Merger	Section 2.3

Certificates	Section 3.3(c)

Change	Section 1.1

Chosen Courts	Section 10.9

Claim Notice	Section 9.4(a)

Closing	Section 2.2

Closing Date	Section 2.2

Closing Option Consideration	Section 3.1(b)(vi)(A)

Closing Warrant Consideration	Section 3.1(b)(vii)

Closing Statement	Section 3.4(c)

Company	Preamble

Company Proprietary Rights	Section 4.14(a)

Contracting Parties	Section 10.13

Contingent Workers	Section 4.20(c)

D&O Indemnitees	Section 6.7(a)

D&O Tail Policy	Section 6.7(b)

Deferred Payroll Tax Liability	Section 4.29(c)

Designated Accounting Firm	Section 3.4(d)(iii)

Dispute Notice	Section 3.4(d)(i)

Effective Time	Section 2.3

Escrow Account	Section 3.2(e)

Escrow Agent	Section 3.2(e)

Escrow Agreement	Section 3.2(e)

Estimated Closing Cash	Section 3.4(a)

Estimated Closing Indebtedness	Section 3.4(a)

Estimated Closing Statement	Section 3.4(a)

Estimated Net Working Capital Amount	Section 3.4(a)

Estimated Seller Transaction Expenses	Section 3.4(a)

Excess Amount	Section 3.4(e)

Excluded Matters Deductible	Section 9.2(b)(ii)

Financials	Section 4.7(a)(ii)

FIRPTA Certificate	Section 6.3(f)

Guaranteed Obligations	Section 10.17(b)

Indemnified Party	Section 9.4(a)

Indemnifying Party	Section 9.4(a)

Insurance Policies	Section 4.24(a)

Interim Financials	Section 4.7(a)(ii)

Lease	Section 4.13

Leased Real Property	Section 4.13

Materiality Scrape	Section 9.2(a)

Material Contracts	Section 4.18(a)

Merger	Recitals

Merger Sub	Preamble

Merger Sub Units	Section 3.1(a)

Most Recent Balance Sheet	Section 4.7(a)(ii)

Most Recent Balance Sheet Date	Section 4.7(a)(ii)

Nassau Transaction	Section 6.15(j)

New Plans	Section 6.8(b)

Nonparty Affiliates	Section 10.13

Paying Agent	Section 3.3(a)

Paying Agent Agreement	Section 3.3(a)

Payment Fund	Section 3.3(e)

Pre-Closing Period	Section 6.2

Protected Date	Section 4.26(f)

Provider	Section 4.26(j)

R&W Insurance Commitment Letter	Section 5.9

R&W Policy	Section 5.9

Reinsurance Agreements	Section 4.24(b)

Related Party Agreement	Section 4.19

Releasee	Section 10.13

Releasor	Section 10.13

Remaining Escrow Funds	Section 3.2(e)

Remaining Reserve Amount	Section 3.2(d)

Replacement R&W Policy Representative Losses Reserve Account	Section 6.10(b) Section 6.5(d) Section 6.5(e)

Review Period	Section 3.4(d)(i)

Seller Indemnitees	Section 9.3(a)

Seller Representative	Preamble

Seller Tax Contest	Section 6.3(d)

Shortfall Amount	Section 3.4(f)

Stark Law	Section 4.26(j)

Stockholder Approval	Section 6.1(a)

Straddle Period	Section 6.3(g)

Survival Expiration Date	Section 9.1(c)

Surviving Corporation	Section 2.1

Tax Contest	Section 6.3(d)

Termination Date	Section 8.1(b)

Top Payor	Section 4.10(a)

Top Vendors	Section 4.10(b)

Transfer Taxes	Section 6.3(e)

Vested Company Options	Section 3.1(b)(vi)(A)

WARN Act	Section 4.20(c)

Warrant Shares	Section 3.1(b)(vii)

Section 1.3.    Interpretation.

(a)    The words, “herein,” “hereto,” “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof. All instances of the words “include,” “includes” or “including” in this Agreement shall be deemed to mean “including without limitation”, whether or not it is in fact followed by those words or words of similar import. The word “or” shall be inclusive and not exclusive, unless the context otherwise requires. Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder, in each case, as amended, modified, codified, replaced or reenacted, in whole or in part. Any reference to any Contractual Obligation is to that Contractual Obligation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Any reference to an Article, Section, Exhibit, Appendix or Schedule is to the articles, sections, exhibits, appendices or schedules, if any, of and to this Agreement unless otherwise specified.

(b)    Unless the context of this Agreement otherwise requires, words of any gender include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

(c)    References to “dollars,” “Dollars” and “$” will be references to United States Dollars. Where any amounts to be calculated pursuant to this agreement are wholly or partly denominated in any currency other than United States Dollars, then such amounts, to the extent so denominated, shall be calculated in the equivalent amount of United States Dollars using the exchange rate published by The Wall Street Journal on the date that is three (3) Business Days prior to the funding date or the date such calculation is to be made.

(d)    Except as otherwise specifically provided, a reference to any Person in this Agreement or any other agreement or document shall include such Person’s predecessors-in-interest, successors and permitted assigns; provided, however, that, for the avoidance of doubt, nothing in this Section 1.3(d) is intended to authorize, nor shall it be deemed to have authorized, any assignment or transfer not otherwise expressly permitted by this Agreement.

(e)    Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

(f)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)    The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i)    Any document or item will be deemed “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item is included in the electronic data room not less than two (2) Business Days prior to the date of this Agreement.

(j)    The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of the Transaction Documents.

(k)    For the avoidance of doubt, following the Effective Time, any references in this Agreement to the “Company” shall be deemed to refer to or include the Surviving Corporation and all Company Subsidiaries.

ARTICLE II.

THE MERGER; CLOSING

Section 2.1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2.    Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable after the execution and delivery of this Agreement by the Parties, but no later than two (2) Business Days following the fulfillment or waiver of all conditions set forth in Article VII (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), and shall take place through the execution and exchange, via .pdf copies of originally signed documents, of the documents and agreements contemplated herein, or at such other time and/or place as the Parties may mutually agree to in writing.

Section 2.3.    Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as the Company and Merger Sub shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4.    Certificate of Incorporation, Bylaws and Officers and Directors of the Surviving Corporation.

(a)    The certificate of incorporation and bylaws of the Surviving Corporation shall be amended at the Effective Time to be in the forms attached hereto as Exhibits C and D, respectively, until thereafter amended in accordance with their terms and applicable Law.

(b)    The managers and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III.

EFFECT OF THE MERGER ON STOCK; EXCHANGE AND PAYMENT

Section 3.1.    Effect on Capital Stock.

(a)    Merger Sub. At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub or the Company, each issued and outstanding unit or percentage of membership interest of Merger Sub (“Merger Sub Units”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. Each certificate representing Merger Sub Units shall at the Effective Time represent an equal number of shares of the Surviving Corporation’s common stock, as applicable.

(b)    Company.

(i)    Acceleration of Unvested Awards. Prior to the Effective Time, the Company shall cause all unvested or un-exercised Awards (or portion thereof) (as applicable) that would be unvested or un-exercised at the Effective Time in accordance with the Company Equity Plan to become fully vested and (as applicable) exercisable immediately prior to the Effective Time (the “Award Acceleration”). Prior to the Closing, the board of directors of the Company shall adopt appropriate resolutions and take all other actions, including obtaining any necessary consents, to provide for the Award Acceleration.

(ii)    Warrant. Immediately prior to the Effective Time, the Warrant, to the extent not exercised in accordance with its terms prior to Closing, shall be deemed exercised in accordance with its terms and entitled to receive the consideration set forth in Section 3.1(b)(vii).

(iii)    Cancellation of Treasury Shares of the Company. At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub or the Company, all shares of capital stock of the Company that are owned by the Company immediately prior to the Effective Time as treasury shares shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(iv)    Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub or the Company, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted into the right of the holder thereof to receive, subject to the terms of Section 3.3, (A) an amount in cash, without interest, equal to the Closing Per Share Amount and (B) a contingent right to receive payment of each of the (1) Per Share Reserve Amount, (2) Per Share Escrow Amount and (3) Per Share Excess Amount.

(v)    Conversion of Preferred Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub or the Company, each share of Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted into the right of the holder thereof to receive, subject to the terms of Section 3.3, (A) an amount in cash, without interest, equal to the Closing Per Share Amount and (B) a contingent right to receive payment of each of the (1) Per Share Reserve Amount, (2) Per Share Escrow Amount and (3) Per Share Excess Amount.

(vi)    Cancellation of Outstanding Company Options.

(A)    Subsequent to the Award Acceleration with respect to Awards that are Outstanding Company Options, but prior to the Effective Time, the Company shall cause all Outstanding Company Options, including those that become exercisable as part of the Award Acceleration (collectively, the “Vested Company Options”), to be terminated and cancelled as of the Effective Time in accordance with their terms and the provisions of the applicable Company Equity Plan, and the Vested Company Options shall be converted into, and shall represent only, the right of the holder thereof to receive, with respect to each share of Common Stock subject to such Vested Company Options, subject to the terms of Section 3.3, (A) an amount in cash, without interest, equal to the excess of the Closing Per Share Amount over the exercise price per share thereof (the aggregate amount payable pursuant to this Section 3.1(b)(vi)(A), the “Closing Option Consideration”), and (B) a contingent right to receive payment of each of the (1) Per Share Reserve Amount, (2) Per Share Escrow Amount and (3) the Per Share Excess Amount, in each case, net of applicable withholdings.

(B)    Prior to the Closing, the board of directors of the Company shall adopt appropriate resolutions and take all other actions, including obtaining any necessary consents, to (1) provide for the cancellation, effective as of the Effective Time, of all Outstanding Company Options as provided in Section 3.1(b)(vi)(A) and (2) terminate each Company Equity Plan and any other equity incentive plan of the Company and all rights thereunder as of the Effective Time, in each case, without Liability to Buyer, the Surviving Corporation or any of their respective Affiliates, other than the obligation to pay the amounts contemplated by Section 3.1(b)(vi)(A). Not later than three (3) Business Days prior to the Effective Time, the Company shall provide Buyer with drafts of all resolutions, consents and other written actions as may be required to effectuate the provisions of this Section 3.1 for Buyer’s reasonable review and comment.

(vii)    Warrant. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company Warrant Holder, Buyer, Merger Sub or the Company, the Warrant, to the extent not otherwise exercised by the Company Warrant Holder prior to Closing, shall be deemed exercised and with respect to each share of Common Stock issued upon such exercise of such Warrant (the “Warrant Shares”), such Warrant Shares shall be cancelled and extinguished and converted into the right of the holder thereof to receive, subject to the terms of Section 3.3 (A) an amount in cash, without interest, equal to the excess of the Closing Per Share Amount over the exercise price per share thereof (the aggregate amount payable pursuant to this Section 3.1(b)(vi), the “Closing Warrant Consideration”), and (B) a contingent right to receive payment of each of the (1) Per Share Reserve Amount, (2) Per Share Escrow Amount and (3) the Per Share Excess Amount.

(c)    Appraisal Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Stock held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with all of the relevant provisions of Section 262 of the DGCL (each such share an “Appraisal Share”), shall not be converted into or represent a right to receive payments under Section 3.1(b)(iv) or Section 3.1(b)(v), as applicable. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights as are granted by the applicable provisions of the DGCL; provided, however, that any holder of Appraisal Shares who, after the Effective Time, withdraws the demand for appraisal or loses the right of appraisal shall be deemed to be entitled, as of the Effective Time, to receive the amounts payable with respect to such Appraisal Shares under Section 3.1(b)(iv) or Section 3.1(b)(v), as applicable, subject to the terms of this Article III, including delivery of a Letter of Transmittal in accordance with Section 3.3(b). The Company shall provide prompt notice to Buyer of any demands for appraisal of any shares of Company Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.2.    Payments at Closing. At Closing, the Estimated Aggregate Merger Consideration payable by Buyer shall be paid and distributed as follows (for the avoidance of doubt, in no event shall Buyer at Closing be required to pay to or on behalf of the Security Holders in exchange for the Company Equity Interests an amount greater than the Estimated Aggregate Merger Consideration Amount):

(a)    At the Closing, Buyer shall pay (or cause to be paid) to the Paying Agent for distribution to the Stockholders in accordance with Section 3.3 and the Allocation Schedule, a cash amount, by wire transfer of immediately available funds to an account designated by the Paying Agent at least two (2) Business Days prior to the Closing, equal to the aggregate Closing Per Share Amount payable to the Stockholders pursuant to Sections 3.1(b)(iv) and 3.1(b)(v).

(b)    At the Closing, Buyer shall pay (or cause to be paid) to the Company, a cash amount, by wire transfer of immediately available funds to an account designated by the Company in writing at least two (2) Business Days prior to the Closing, equal to the aggregate Closing Option Consideration payable in respect of all Vested Company Options pursuant to Section 3.1(b)(vi), for distribution to the Company Option Holders through the Company’s payroll system as specified in the Allocation Schedule. The amount paid to the Company Option Holders pursuant to this Section shall be net of applicable withholdings pursuant to Section 3.3(f).

(c)    At the Closing, Buyer shall pay (or cause to be paid) to the Paying Agent for distribution to the Company Warrant Holder, a cash amount, by wire transfer of immediately available funds to an account designated by the Paying Agent at least two (2) Business Days prior to the Closing, equal to the aggregate Closing Warrant Consideration payable in respect of all Warrant Shares pursuant to Section 3.1(b)(vii) as specified in the Allocation Schedule.

(d)    At the Closing, Buyer shall deposit (or cause to be deposited) with the Seller Representative, by wire transfer of immediately available funds to an account designated by the Seller Representative in writing at least two (2) Business Days prior to the Closing, the Reserve Amount. The Reserve Amount shall be used for the purposes set forth in Section 6.5(e). To the extent any amount becomes payable out of the Reserve Account to the Security Holders pursuant to Section 6.5(e) (such amount the “Remaining Reserve Amount”), the Seller Representative shall pay (or cause to be paid): (i) to the Paying Agent, an aggregate amount equal to the portion of the Remaining Reserve Amount payable to Stockholders pursuant to Section 3.1(b)(iv) and Section 3.1(b)(v), for distribution to such Stockholders in accordance with Section 3.3, (ii) to the Surviving Corporation, an amount equal to the portion of the Remaining Reserve Amount payable to Company Option Holders, for distribution to the Company Option Holders pursuant to Section 3.1(b)(vi) through the Surviving Corporation’s payroll system and (iii) to the Paying Agent, an aggregate amount equal to the portion of the Remaining Reserve Amount payable to the Company Warrant Holder pursuant to Section 3.1(b)(vii), for distribution to such Company Warrant Holder in accordance with Section 3.3.

(e)    At the Closing, Buyer shall deposit the Escrow Amount with Regions Bank, N.A. (the “Escrow Agent”), to be held in the account specified in the Escrow Agreement (the “Escrow Account”). The Escrow Funds shall be governed by the terms of an escrow agreement to be entered into by and among Buyer, the Seller Representative and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”). Buyer and the Seller Representative shall cause any Escrow Funds that are not paid to Buyer in accordance with the terms of this Agreement (such Escrow Funds, the “Remaining Escrow Funds”) to be distributed: (i) to the Paying Agent, in an amount equal to the portion of the Remaining Escrow Funds payable to the Stockholders pursuant to Section 3.1(b)(iv) and Section 3.1(b)(v), for distribution to such Stockholders in accordance with Section 3.3, (ii) to the Surviving Corporation, in an amount equal to the portion of the Remaining Escrow Funds payable to Company Option Holders, for distribution to the Company Option Holders pursuant to Section 3.1(b)(vi) through the Surviving Corporation’s payroll system. and (iii) to the Paying Agent, an aggregate amount equal to the portion of the Remaining Escrow Funds payable to the Company Warrant Holder pursuant to Section 3.1(b)(vii), for distribution to such Company Warrant Holder in accordance with Section 3.3.

(f)    At the Closing, Buyer will pay (or cause to be paid) on behalf of the Company, the Estimated Seller Transaction Expenses by wire transfer of immediately available funds to the payees, in the amounts, and to the accounts set forth in the Allocation Schedule; provided, however, that, for the avoidance of doubt, any Estimated Seller Transaction Expenses payable to employees of the Company and the related employer portion of the Taxes shall be deposited with the Surviving Corporation and paid through the payroll system of the Surviving Corporation on the first normal payroll date of the Surviving Corporation following such deposit, net of any applicable withholdings.

(g)    At the Closing, Buyer shall pay (or cause to be paid) on behalf of the Company, all amounts set forth in the Debt Payoff Letters in accordance with the related wire transfer instructions set forth therein.

Section 3.3.    Paying Agent; Exchange of Certificates; Payment Procedures.

(a)    Paying Agent. The Parties hereby appoint Acquiom Financial LLC, a Colorado limited liability company, as the payments administrator in connection herewith (in such role, the “Paying Agent”) for the purpose of distributing to the Stockholders and holder of Warrant Shares the consideration payable to them pursuant to Section 3.1(b)(iv), Section 3.1(b)(v), and Section 3.1(b)(vii), as applicable. Contemporaneously herewith, Buyer, the Company and the Paying Agent are entering into a mutually agreeable payments administration agreement (the “Paying Agent Agreement”). All costs and expenses of the Paying Agent shall constitute Seller Transaction Expenses hereunder.

(b)    Payment Procedures. Prior to the Effective Time, and in no event later than ten (10) days after the date of this Agreement, the Company shall cause each Stockholder and the holder of Warrant Shares to be provided with a Letter of Transmittal. Upon surrender by a Stockholder and the holder of Warrant Shares of a Letter of Transmittal, including all deliverables required thereunder, duly executed and completed in accordance with its terms, the Paying Agent shall cause each Stockholder and each holder of Warrant Shares to be paid the amounts under Section 3.1(b)(iv), Section 3.1(b)(v) and Section 3.1(b)(vii), as applicable, payable with respect to the applicable shares of Company Stock. Upon delivery by a Company Option Holder of a duly executed option cancelation agreement in the form attached hereto as Exhibit F (a “Cancellation Agreement”), the Company shall pay to such Company Option Holder the amounts to be paid under Section 3.1(b)(vi) payable with respect to the applicable Vested Company Option, net of applicable withholdings. For the avoidance of doubt, no payments shall be made prior to the Closing. The Company shall cause the foregoing payments to be made at Closing to such Stockholders, holder of Warrant Shares, and/or Company Option Holders who have delivered the Letter of Transmittal or Cancellation Agreement, as applicable, in accordance with this Section 3.3(b) prior to or at Closing.

(c)    Lost Certificates. If any certificate evidencing shares of Company Stock (the “Certificates”) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and delivery of an indemnification agreement in favor of Buyer and the Company, as provided for in the Letter of Transmittal, by the Person claiming such Certificate to be lost, stolen or destroyed, upon delivery thereof and the Letter of Transmittal in accordance with Section 3.3(b), the Paying Agent will cause the Person to be paid the amounts payable with respect to the applicable shares of Company Stock formerly represented thereby pursuant to Section 3.1(b)(iv) or Section 3.1(b)(v) as applicable.

(d)    No Further Ownership Rights in Company Stock. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and Buyer shall then pay, without interest, any amounts owing with respect to the applicable shares of Company Stock formerly represented thereby pursuant to Section 3.1(b)(iv) or and Section 3.1(b)(v), as applicable, subject to receipt of a Letter of Transmittal, including all deliverables required thereunder, duly executed and completed in accordance with its terms.

(e)    Termination of the Payment Fund. Any portion of the amounts paid by Buyer to the Paying Agent pursuant to Section 3.3 for payment to the Security Holders (the “Payment Fund”) which remains undistributed to the Security Holders on the date that is one (1) year after the date of deposit of such amounts shall be delivered to Buyer or the Surviving Corporation (at the direction of Buyer), and any Security Holders who have not theretofore complied with this Article III shall thereafter look only to Buyer and the Surviving Corporation for its respective portion of the Aggregate Adjusted Per Share Consideration Amount and any other amounts payable under this Article III, and Buyer shall, upon the request of any such Security Holder and execution by such Security Holder and delivery to Buyer of a Letter of Transmittal or other agreement reasonably required by Buyer, promptly pay to such Security Holder the portion of the Aggregate Adjusted Per Share Consideration Amount to which such Security Holder is entitled pursuant to Section 3.1(b). None of the Buyer Entities, the Company, the Surviving Corporation, the Seller Representative or the Paying Agent shall be liable to any Person in respect of any Aggregate Adjusted Per Share Consideration Amount and any other amounts payable under this Article III from the Payment Fund delivered to a public official pursuant to and in full compliance with any applicable abandoned property, escheat or similar applicable Law. Any amounts remaining unclaimed by the Security Holders four (4) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Withholding Rights. Buyer (and any of its Affiliates and any applicable withholding agent) and the Company, as applicable, shall be entitled to deduct and withhold, or cause to be deducted and withheld, in good faith, from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law; provided, however, that (i) prior to making any such deduction or withholding, Buyer, the Company or any Affiliate thereof, shall give any affected Security Holder (other than the Company Option Holders with respect to Outstanding Company Options) notice of its intention to make such deduction or withholding (such notice, which shall be given at least a commercially reasonable period of time before such deduction or withholding is required, in order for such Security Holder to obtain reduction of or relief from such deduction or withholding), (ii) Buyer, the Company or an Affiliate thereof, as applicable, shall cooperate with each such Security Holder (other than the Company Option Holders with respect to Outstanding Company Options) to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding, and (iii) Buyer, the Company or an Affiliate thereof, as applicable, shall timely remit to the appropriate Governmental Authority any and all amounts so deducted or withheld and timely file all Tax Returns and provide to the Security Holders (including the Company Option Holders) such information statements and other documents required to be filed or provided under applicable Law. All amounts withheld shall be treated for all purposes of this Agreement as being timely paid.

(g)    Escrow Amount. All parties hereto agree for all Tax purposes: (i) the right of the Security Holders to the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate; (ii) Buyer shall be treated as the owner of the Escrow Amount solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Sections 1.468B-8; (iii) if and to the extent any portion of the Escrow Amount is actually distributed to the Company Option Holders in respect of their Vested Company Options, such portion shall be treated as compensation paid at the time the portion of the Escrow Amount is actually released to such Company Option Holders and shall be subject to applicable withholding Tax at such time; (iv) if and to the extent any amount of the Escrow Amount is actually distributed to the Security Holders, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; and (v) in the event that the total amount of any interest and earnings earned on the Escrow Amount exceeds the imputed interest determined under clause (iv), such excess amount shall be treated as interest or other income and not as purchase price. Clause (v) of the preceding sentence is intended to ensure that the right of the Security Holders to the Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. All Parties hereto shall file all Tax Returns consistent with the foregoing, unless otherwise required by applicable Law.

Section 3.4.    Purchase Price Adjustment; Allocation Schedule.

(a)    At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer (i) a schedule setting forth in reasonable detail the Company’s good faith calculations of estimates of the Closing Net Working Capital Amount, calculated in accordance with Exhibit A (the “Estimated Net Working Capital Amount”), Closing Cash (the “Estimated Closing Cash”), Closing Indebtedness (the “Estimated Closing Indebtedness”), and Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), and a calculation of the Estimated Aggregate Merger Consideration Amount (such certificate, the “Estimated Closing Statement”), which Estimated Closing Statement shall be prepared by the Company in consultation with Buyer, and (ii) an allocation schedule setting forth: (A) each Stockholder’s name and the number of shares of each class or series of Company Stock held by such Person immediately prior to the Effective Time; (B) for each Company Option Holder, (I) the number of shares of, and class or series of, Company Stock into which such Company Option Holder’s Vested Company Options were exercisable immediately prior to the Effective Time (and upon the Award Acceleration, if applicable), and (II) the exercise price of such Vested Company Options; (C) for the Company Warrant Holder to the extent the Warrant is unexercised as of the Closing, (I) the number of shares of, and class or series of, Company Stock into which such Warrant was deemed exercised immediately prior to the Effective Time, and (II) the exercise price of such Warrant; (D) the Closing Per Share Amount; (E) the portion of the Estimated Aggregate Merger Consideration Amount payable to (I) each Stockholder pursuant to each of Section 3.1(b)(iv)(A) or Section 3.1(b)(v)(A), in the aggregate, (II) each Company Option Holder as Closing Option Consideration pursuant to Section 3.1(b)(vi)(A) in the aggregate, and (III) the Company Warrant Holder to the extent the Warrant is unexercised as of the Closing as Closing Warrant Consideration pursuant to Section 3.1(b)(vii)(A); (F) for each Security Holder their Pro Rata Portion of the Escrow Amount, the Reserve Amount and the Excess Amount and (G) for each payee of Seller Transaction Expenses, the name of such payee, the amount of Seller Transaction Expenses owed to such payee, and the account to which payment of such Seller Transaction Expenses will be made at Closing (such allocation schedule, the “Allocation Schedule”). The amounts set forth on the Allocation Schedule shall be calculated by the Company in accordance with the Company’s Organization Documents, including the Company Charter.

(b)    Buyer, the Company and each Security Holder hereby agrees that the amounts set forth in the Allocation Schedule shall govern the allocation of any amounts payable to the Security Holders in connection with the Contemplated Transactions. Buyer and the Company shall be entitled to rely solely on the Allocation Schedule with respect to the amounts allocated and payable to the Security Holders pursuant hereto thereto. Once Buyer or the Company has made (or caused to be made) any payments required to be made hereunder to the Security Holders in accordance with the Allocation Schedule, such payments shall constitute a complete discharge of the relevant payment obligation of Buyer hereunder to such Security Holders.

(c)    As soon as reasonably practicable, but no later than one hundred twenty (120) days following the Closing Date, Buyer shall (i) cause to be prepared a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculations of the Closing Net Working Capital Amount (calculated in accordance with Exhibit A), Closing Cash (calculated in accordance with Exhibit G), the Closing Indebtedness, the Seller Transaction Expenses and the Aggregate Merger Consideration Amount and (ii) deliver to the Seller Representative, together with reasonable supporting detail, the Closing Statement. From and after the Seller Representative’s receipt of the Closing Statement until the calculations set froth therein are finally determined pursuant to this Section 3.4, the Seller Representative, its Affiliates and their auditors, accountants and other Representatives shall be permitted reasonable access to the Surviving Corporation, its Subsidiaries and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by the Seller Representative (including, subject to the consent of the auditors or accountants, the information, data and work papers used by auditors or accountants that assisted in the preparation of the Closing Statement).

(d)    Disputes.

(i)    If the Seller Representative disputes the calculations of any of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, the Seller Transaction Expenses or the Aggregate Merger Consideration Amount as set forth in the Closing Statement, then the Seller Representative shall deliver a written notice (a “Dispute Notice”) to Buyer at any time during the thirty (30) day period commencing upon receipt by the Seller Representative of the Closing Statement (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(ii)    If the Seller Representative does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer’s calculation of the Closing Net Working Capital Amount, Closing Cash, the Closing Indebtedness, the Seller Transaction Expenses and the Aggregate Merger Consideration Amount set forth in the Closing Statement shall be conclusive and binding upon the Parties and their Affiliates and Representatives, nonappealable, and not be subject to further review, and shall be considered final for all purposes hereunder.

(iii)    If the Seller Representative delivers a Dispute Notice to Buyer prior to the expiration of the Review Period, then the Seller Representative and Buyer shall negotiate in good faith to reach agreement on the items comprising the Closing Statement that are in dispute. If the Seller Representative and Buyer are unable to reach agreement on all the items that are in dispute within twenty (20) days after the end of the Review Period, either Party shall have the right to refer such dispute to PricewaterhouseCoopers (such firm, or any successor thereto or other firm mutually agreed to by Buyer and the Seller Representative, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. There shall be no ex parte communications in connection herewith between the Seller Representative, Buyer, or any of their respective Representatives, on the one hand, and the Designated Accounting Firm, on the other hand, other than written answers by the Seller Representative or Buyer to written questions of the Designated Accounting Firm, which will be provided by such Party promptly upon any request by the Designated Accounting Firm (in each case, copies of which shall be provided simultaneously to the other Party). In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) within thirty (30) days after its engagement, the Designated Accounting Firm shall make determinations in respect of those specific items that are disputed in the Dispute Notice, and all determinations shall be based solely on the presentations of Buyer and the Seller Representative and their respective Representatives, and not by independent review, (B) in resolving any disputed item, the Designated Accounting Firm: (1) shall be bound by the principles set forth in this Agreement, and (2) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, and (C) the determination made by the Designated Accounting Firm of the items in dispute shall be conclusive, binding upon the Parties and their Affiliates and Representatives, nonappealable and considered final for all purposes hereunder and shall not be subject to further review. The fees and costs of the Designated Accounting Firm shall be payable by Buyer, on the one hand, and the Security Holders, on the other hand, based upon the percentage which the portion of the disputed amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Designated Accounting Firm. For example, if the disputed amount is $1,000 and the Designated Accounting Firm awards $600 in favor of the Seller Representative’s position, then 60% of the fees and costs of the Designated Accounting Firm would be borne by Buyer and 40% of such fees and costs would be borne by the Security Holders.

(e)    If the Aggregate Merger Consideration Amount, less Closing Indebtedness, and less Seller Transaction Expenses as finally determined pursuant to this Section 3.4 exceeds the Estimated Aggregate Merger Consideration Amount, less Estimated Closing Indebtedness, less Estimated Seller Transaction Expenses (such excess, the “Excess Amount”), then Buyer shall, no later than five (5) Business Days after such determination, pay (or cause to be paid): (i) to the Paying Agent, an amount equal to the aggregate Per Share Excess Amounts payable to the Stockholders as specified in the Allocation Schedule, for distribution to such Stockholders pursuant to Section 3.1(b)(iv) and Section 3.1(b)(v) in accordance with Section 3.3, (ii) to the Surviving Corporation, an amount equal to the aggregate Per Share Excess Amounts payable to Company Option Holders as specified on in Allocation Schedule, for distribution to the Company Option Holders pursuant to Section 3.1(b)(vi) through the Surviving Corporation’s payroll system, and (iii) to the Paying Agent, an amount equal to the aggregate Per Share Excess Amounts payable to the Company Warrant Holder as specified in the Allocation Schedule, for distribution to such Company Warrant Holder pursuant to Section 3.1(b)(vii) in accordance with Section 3.3. Additionally, Buyer and Seller Representative shall promptly deliver joint written instructions to the Escrow Agent within three (3) Business Days after the Excess Amount is finally determined pursuant to this Section 3.4 instructing the Escrow Agent to pay the Adjustment Escrow Amount to the Paying Agent and the Company, as applicable, for further distribution to the Security Holders in the manner described in Section 3.4(e).

(f)    If the Aggregate Merger Consideration Amount, less Closing Indebtedness, and less Seller Transaction Expenses as finally determined pursuant to this Section 3.4 is less than the Estimated Aggregate Merger Consideration Amount, less Estimated Closing Indebtedness, and less Seller Transaction Expenses (such shortfall, the “Shortfall Amount”), then (i) Buyer and the Seller Representative shall promptly deliver joint written instructions to the Escrow Agent within three (3) Business Days after the Shortfall Amount is finally determined pursuant to this Section 3.4 instructing the Escrow Agent to pay to Buyer, from the Escrow Account, an amount equal to the Shortfall Amount and, if the Adjustment Escrow Amount exceeds the Shortfall Amount, the balance of the Adjustment Escrow Amount to the Paying Agent and the Company, as applicable, for further distribution to the Security Holders in the manner described in Section 3.4(e).

(g)    Any payments made pursuant to this Section 3.4 shall constitute an adjustment of the Aggregate Merger Consideration Amount for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by applicable Law.

(h)    Notwithstanding anything herein to the contrary, Buyer acknowledges that the sole and exclusive remedy of itself, Merger Sub, the Surviving Corporation and any other Person to receive payments owed to it under this Section 3.4 shall in no event exceed the aggregate amount of the Escrow Funds (inclusive of both the Adjustment Escrow Amount and the Indemnity Escrow Amount) and that the Escrow Funds shall not be available to satisfy any other claim or obligation hereunder.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company hereby represents and warrants to the Buyer Entities as of the date hereof and as of the Closing Date as follows:

Section 4.1.    Organization. The Company and its Subsidiaries are duly incorporated or organized, validly existing and, if applicable, in good standing (or equivalent), if applicable, under the Laws of its jurisdiction of incorporation or organization and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (or equivalent), if applicable, in each jurisdiction where the conduct of the business of the Company or such Subsidiary, as the case may be, requires such license or qualification. Prior to the date hereof, the Company has made available to the Buyer Entities true, correct, and complete copies of the Organizational Documents of the Company and each of its Subsidiaries.

Section 4.2.    Power and Authorization. The Company has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is a party. The Company has duly authorized by all necessary action the execution, delivery and performance of this Agreement and each such Ancillary Agreement to which it is a party, and, except with respect to the Stockholder Approval, no other corporate proceeding by the Company is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement and each Ancillary Agreement to which the Company is a party (a) have been, or in the case of Ancillary Agreements to be executed after the date hereof, will be at the Closing, duly executed and delivered by the Company and (b) are a legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with their respective terms. This Agreement and the Contemplated Transactions must be approved by those Stockholders of the Company holding at least fifty percent (50%) of the voting capital stock of the Company and those Stockholders of the Company holding at least sixty-seven percent (67%) of the outstanding shares of Preferred Stock in order for this Agreement and the Contemplated Transactions to be duly authorized under the Company’s Organizational Documents and the DGCL. The Stockholder Approval, upon delivery to Buyer, shall have been duly executed by each Stockholder party thereto and each such Stockholder shall have been duly authorized to join in such Stockholder Approval.

Section 4.3.    Authorization of Governmental Authorities. Except (i) for the HSR Act filing and such other filings listed on Section 4.3 of the Disclosure Schedule that are required under Competition Laws, (ii) the filing of the Certificate of Merger or (iii) as otherwise set forth on Section 4.3 of the Disclosure Schedule, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company or any of its Subsidiaries or in respect of the Company or any of its Subsidiaries, for, or in connection with (a) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions.

Section 4.4.    Noncontravention. Except as set forth on Section 4.4 of the Disclosure Schedule, neither the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which it is or becomes a party, nor the consummation by the Company of the Contemplated Transactions hereunder, will (a) conflict with or violate any provision of any Organizational Documents of the Company or any of its Subsidiaries; (b) contravene or conflict with, require consent or notice under, or result in a breach or violation of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, consent, cancellation, acceleration or adverse modification under, any of the terms, conditions or provisions of any Material Contract; (c) result in the payment of any penalty, fee or other similar amount under any Material Contract; (d) violate any Laws applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries; or (e) result in the creation or imposition of any Encumbrance on any assets or properties of the Company or any of its Subsidiaries.

Section 4.5.    Capitalization of the Company.

(a)    Authorized and Outstanding Equity Interests. Section 4.5(a) of the Disclosure Schedule sets forth a true, correct, and complete schedule of (i) each class and series of capital stock of the Company, (ii) the aggregate number of shares of each such class and series that are issued and outstanding, and (iii) a list of each Stockholder and its name in the Company’s records and opposite such Stockholder’s name the number of shares of each class and series of capital stock of the Company issued to and held by such Stockholder. Except for the Common Stock, the Preferred Stock, the Outstanding Company Warrant and the Outstanding Company Options, there are no shares of capital stock or other Equity Interests of the Company of any class or series authorized for issuance. All outstanding shares of capital stock of the Company are duly authorized and at the time of issuance were validly issued, fully paid and nonassessable and, except as set forth on Section 4.5 of the Disclosure Schedule, are not subject to, issued or held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the DGCL, the Company’s Organizational Documents or any Contractual Obligation to which the Company is a party or by which any of its properties, rights or assets is bound.

(b)    Section 4.5(b) of the Disclosure Schedule sets forth a true, correct, and complete schedule of the number of Outstanding Company Options and Outstanding Company Warrant, whether or not presently vested or exercisable, the number of shares of each class or series of Company Stock into which such Outstanding Company Option and Outstanding Company Warrant is exercisable, the name of each holder of such Outstanding Company Options and Outstanding Company Warrant and the exercise price of such Outstanding Company Options and such Outstanding Company Warrant.

(c)    Except for the options and warrant set forth on Section 4.5(b) of the Disclosure Schedule, there are no authorized or outstanding options, warrants, rights, convertible or exchangeable securities, subscriptions, “phantom” stock rights, stock appreciation rights, stock-based performance units, calls or commitments of any character, or other Awards, written or oral, to which the Company is a party or by which the Company or any of its properties, assets or rights is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contractual Obligation.

(d)    Except as set forth on Section 4.5(d) of the Disclosure Schedule, (i) there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Equity Interests of the Company, (ii) there are no agreements or understandings to which the Company is a party providing preemptive rights or other similar rights in respect of any Equity Interests in the Company, (iii) there are no agreements or understandings to which the Company is a party creating any Encumbrances on, or relating to the ownership or transfer of, any Equity Interests in the Company, (iv) except as set forth in the Organizational Documents of the Company, there are no agreements or understandings to which the Company is a party which obligates the Company to purchase, redeem or otherwise acquire or make any payment (including any dividend or distribution) in respect of, any Equity Interest in the Company, and (v) there are no existing rights under any agreement or understanding to which the Company is a party with respect to registration under the Securities Act of 1933, as amended, of any Equity Interests in the Company.

(e)    Prior to the Closing, the board of directors of the Company shall have adopted resolutions and taken all other necessary actions, including obtaining any necessary consents, to (1) provide for the cancellation, effective as of the Effective Time, of all Outstanding Company Options as provided in Section 3.1(b)(vi)(A) and (2) termination of each Company Equity Plan and all rights thereunder as of the Effective Time.

Section 4.6.    Subsidiaries. Each Company Subsidiary has the capitalization set forth on Section 4.6 of the Disclosure Schedule, which sets forth for each Company Subsidiary each class and series of Equity Interests, the aggregate number of shares of each such class and series of Equity Interests that are issued and outstanding, and a list of each holder of such Equity Interests and opposite such holder’s name the number of shares of each class and series of Equity Interests issued to and held by such holder. All issued and outstanding shares of capital stock, membership interests or other equity interests of each Company Subsidiary, as applicable, have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive rights. All such shares of capital stock, membership interests or other equity interests of each Company Subsidiary held by the Company or its Subsidiaries, as applicable, including, without limitation, those of the Company Joint Ventures, are held pursuant to good title, free and clear of any Encumbrances other than transfer restrictions and rights of first refusal arising under federal or state securities laws or pursuant to the Organizational Documents of such Company Subsidiary or Company Joint Venture. Except as set forth on Section 4.6 of the Disclosure Schedule or in the Organizational Documents of such Company Subsidiary, no Company Subsidiary is a party to any outstanding option, warrant, call, put or subscription agreement which obligates it to issue, sell or transfer, or repurchase or redeem any shares of the capital stock, membership interests or other equity interest in the Company or any Company Subsidiary.

Section 4.7.    Financial Matters.

(a)    Attached to Section 4.7(a) of the Disclosure Schedule are true, correct, and complete copies of:

(i)    the audited combined balance sheets of the Company and St. Thomas Home Recovery Care, LLC as of December 31, 2020 and December 31, 2019, and the related audited combined statements of income and cash flow of the Company and St. Thomas Home Recovery Care, LLC for the fiscal years then ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (such financial statements, collectively, the “Audited Financials” and such balance sheet as of December 31, 2020, the “Audited Balance Sheet” and the date thereof the “Audited Balance Sheet Date”); and

(ii)    the unaudited combined balance sheets of the Company and St. Thomas Home Recovery Care, LLC as of May 31, 2021 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited combined statements of income and cash flow of the Company and St. Thomas Home Recovery Care, LLC for the five (5) months then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”).

(b)    The Financials were prepared on the basis of and are consistent in all material respects with the books and records of the Company and its Subsidiaries kept in the ordinary course, are consistent with past practice, and are in accordance with GAAP (subject in the case of the Interim Financials, to normal recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material in amount or scope, and the absence of notes) applied on a consistent basis throughout the periods indicated and fairly present in all material respects the financial position and results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the periods indicated).

(c)    Except as set forth on Section 4.7(c) of the Disclosure Schedule, the Company and its Subsidiaries (i) do not have any outstanding Indebtedness and (ii) are not obligated to make any loans or advances to any Person. Neither the Company nor any Subsidiary thereof has assumed, guaranteed, or otherwise become directly or contingently liable on any Indebtedness of any other Person.

Section 4.8.    Accounts Receivable; Accounts Payable.

(a)    All of the accounts receivable of the Company and its Subsidiaries (i) represent sales actually made in the Ordinary Course of Business, and (ii) constitute legal, valid, binding and enforceable obligations owed to the Company and its Subsidiaries. All accounts receivable of the Company and its Subsidiaries arose in bona fide arm’s length transactions in the Ordinary Course of Business consistent with past practice and are reflected in the books and records of the Company and its Subsidiaries and, to the extent arising prior to the Most Recent Balance Sheet Date, in the Interim Financials in accordance with GAAP consistently applied.

(b)    All accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arm’s length transactions in the Ordinary Course of Business no such account payable or note payable is materially delinquent in its payment.

Section 4.9.    Absence of Undisclosed Liabilities. Except as set forth on Section 4.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any material Liabilities of any kind, other than (i) Liabilities set forth on the Most Recent Balance Sheet, (ii) Liabilities incurred in the Ordinary Course of Business after the Most Recent Balance Sheet Date, none of which results from or arises out of any breach of contract, breach of warranty, tort, misappropriation, infringement, or violation of Law, or (iii) Liabilities that would not be required to be reflected on a combined balance sheet of the Company and its Subsidiaries in accordance with GAAP.

Section 4.10.    Material Third-Party Payors and Material Vendors.

(a)    Section 4.10(a) the Disclosure Schedule sets forth a true, correct, and complete list of the top ten (10) Third-Party Payors of the Company and its Subsidiaries measured by revenue received by the Company and its Subsidiaries during (a) the fiscal year ended December 31, 2020 and (b) the 2021 fiscal year to May 31, 2021 (collectively, the “Top Payors”). During the last twelve (12) months, neither the Company nor the applicable Company Subsidiary have received any written or, to the Company’s Knowledge, oral notice that any of the Top Payors has terminated or materially reduced or intends to terminate or materially reduce its business with the Company or the applicable Company Subsidiary (whether as a result of the consummation of the Contemplated Transactions or otherwise).

(b)    Section 4.10(b) the Disclosure Schedule sets forth a true, correct, and complete list of the top twelve (12) vendors of the Company and its Subsidiaries measured by amounts paid thereto by the Company and its Subsidiaries during (a) the fiscal year ended December 31, 2020 and (b) the 2021 fiscal year to May 31, 2021 (collectively, the “Top Vendors”). During the last twelve (12) months, neither the Company nor the applicable Company Subsidiary have received any written or, to the Company’s Knowledge, oral notice that any of the Top Vendors has terminated or materially reduced or intends to terminate or materially reduce its business with the Company or the applicable Company Subsidiary (whether as a result of the consummation of the Contemplated Transactions or otherwise).

Section 4.11.    Absence of Certain Developments. Since the Most Recent Balance Sheet Date,

(a)    there has not been a Company Material Adverse Effect,

(b)    except in connection with the Contemplated Transactions, the Company and its Subsidiaries have conducted business in all material respects in the Ordinary Course of Business, and

(c)    except as set forth on Section 4.11(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have:

(i)    sold, exchanged, transferred, assigned or otherwise disposed of, or pledged, mortgaged, leased or encumbered in any way, any of its material assets or rights (tangible or intangible) other than the sale of its services and/or products in the Ordinary Course of Business;

(ii)    declared or paid or set aside any dividends or reserved funds or authorized or made any distribution upon or with respect to its Equity Interests, whether in cash or in kind, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other Equity Interests;

(iii)    (A) issued any note, bond or other debt security, or otherwise created, incurred, assumed or guaranteed any Indebtedness, (B) assumed, guaranteed or endorsed the obligations of any other Person, or (C) repaid, canceled or compromised any Indebtedness of the Company or any of its Subsidiaries;

(iv)    made any loans or advances to any Person, other than advances for travel or other routine business expenses made in the Ordinary Course of Business;

(v)    made any change in any accounting principle, method or practice used by the Company or any of its Subsidiaries, including, without limitation, any change in cash management, billing, collection or other accounting practices including with respect to sales, receivables, payables, or expenses (including any change in depreciation or amortization policies or rates);

(vi)    made or changed any material Tax election, filed any amended Tax Return, entered into any agreement (including, without limitation, a closing agreement) with respect to Taxes (other than in the Ordinary Course of Business), surrendered any right to claim a material refund of Taxes, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, adopted or changed any material accounting methods, practices or periods for Tax purposes, made or requested any Tax ruling, entered into any Tax sharing or similar agreement or arrangement, or settled any Tax claim or assessment;

(vii)    (A) acquired (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or business organization or division thereof or any Equity Interest therein, or (B) otherwise acquired any assets or property of any Person other than (in the case of this clause (B) only) any capital expenditures or commitments for the same which do not exceed $250,000 in the aggregate;

(viii)    adopted a plan of complete or partial liquidation or authorized or undertook a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix)    authorized, issued, transferred, sold, purchased, redeemed, retired, granted, delivered or otherwise disposed of any of its capital stock or other Equity Interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or other Equity Interests, or modified or amended any right of any holder of any of its outstanding capital stock or other Equity Interests;

(x)    had any material Encumbrance placed on any of the properties of the Company or any of its Subsidiaries;

(xi)    (A) granted or promised any increase in any benefits under any Employee Plan or made, granted or promised any bonus, wage, salary or compensation increase to, or made any other material change in employment terms for, any director, officer, employee or Contingent Worker of the Company or any of its Subsidiaries, other than any increase adopted in the Ordinary Course of Business that does not exceed five percent (5%) of the related Person’s salary or as otherwise required by applicable Law; (B) made or promised any bonus payment or arrangement to or with any employees or Contingent Workers of the Company or any of its Subsidiaries other than bonus payments or arrangements paid in accordance and subject to the terms and conditions of the bonus plan set forth on Section 4.17(a) of the Disclosure Schedule; or (C) amended or terminated any existing Employee Plan, except as required by applicable Law, or adopted any new Employee Plan;

(xii)    instituted or settled any claim or lawsuit for an amount involving in excess of $100,000 in the aggregate or involving equitable or injunctive relief;

(xiii)    hired, engaged or the employment or engagement, or otherwise received notification of the resignation, of any officer, employee or Contingent Worker of the Company or any of its Subsidiaries who earned or will earn annual base compensation in excess of $144,999;

(xiv)    sold, assigned, exclusively licensed, transferred, abandoned, allowed to lapse or otherwise disposed of any material Proprietary Rights owned or used by the Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(xv)    amended or modified in any material respect, renewed, terminated or granted any release or relinquishment of any material right under any Material Contract or Insurance Policy in a manner that adversely affects in a material manner the Company or any of its Subsidiaries, in each case, except for Material Contracts or Insurance Policies entered into, renewed or extended in the Ordinary Course of Business; or

(xvi)    authorized or entered into any agreement, contract or commitment to do any of the foregoing or authorized, taken or agreed to take (or failed to take) any action with respect to the foregoing.

Section 4.12.    Assets.

(a)    The Company and its Subsidiaries have good title to, or, in the case of property held under a lease or other Contractual Obligation, an Enforceable leasehold interest in, or adequate rights to use, all of its Assets, including all Assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such Assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business), free and clear of all Encumbrances.

(b)    Section 4.12(b) of the Disclosure Schedule sets forth a true, correct and complete listing as of the Most Recent Balance Sheet Date of all tangible personal property owned by the Company and its Subsidiaries as of such date with a depreciated book value of at least $20,000.

(c)    Section 4.12(c) of the Disclosure Schedule sets forth a summary of all leases for leased tangible personal property that have annual rental payments in excess of $20,000.

(d)    The Assets of the Company and its Subsidiaries constitute all of the Assets necessary for the conduct of the Business as currently conducted on the date hereof. All of the Company’s and its Subsidiaries’ material personal property is in good operating condition and repair, ordinary wear and tear excepted.

Section 4.13.    Real Property. Neither the Company nor any of its Subsidiaries owns and has never owned any real property. Section 4.13 of the Disclosure Schedule sets forth a true, correct, and complete list of all real property leased, subleased (either as sublandlord or subtenant), licensed or otherwise occupied by the Company or its Subsidiaries (the “Leased Real Property”). The Company and its Subsidiaries have made available to Buyer true, correct, and complete copies of each of the leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, supplements and modifications thereto with respect to each Leased Real Property (each, a “Lease”). With respect to each Lease: (a) such Lease is valid, binding, Enforceable against the Company or the applicable Company Subsidiary and, to the Company’s Knowledge, the other parties thereto, and in full force and effect, and the Company or the applicable Company Subsidiary has a valid and Enforceable leasehold interest in each parcel of Leased Real Property leased pursuant to such Lease; (b) there are no existing defaults thereunder by the Company or any Company Subsidiary (as applicable) or, to the Company’s Knowledge, the lessor thereof; and (c) neither the Company nor any of its Subsidiaries have assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Lease or Leased Real Property or any interest therein. All rent and other amounts due and payable with respect to Leases have been paid. Neither the Company nor any of its Subsidiaries has received notice that the landlord with respect to any Lease would refuse to renew such Lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. With respect to the Leases, (i) the Company’s and its Subsidiaries’ possession and quiet enjoyment of such Leased Real Property has never been disturbed, and there are no current disputes with respect to any such Lease, (ii) no security deposit or portion thereof deposited with respect to Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (iii) the Company and its Subsidiaries do not owe any brokerage commissions or finder’s fees with respect to such Lease, and (iv) none of the Leases is subject to any sublease, license, or other right of another party to use or occupy such Leased Real Property.

Section 4.14.    Proprietary Rights.

(a)    The Company and its Subsidiaries own all of the Proprietary Rights comprising the Care Convergence system, free and clear of all Encumbrances.

(b)    The Company and its Subsidiaries own, or have a right to use pursuant to a written agreement, all of the Proprietary Rights used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Proprietary Rights”), including, without limitation, their respective Software and Systems, free and clear of all Encumbrances.

(c)    Section 4.14(c) of the Disclosure Schedule sets forth a complete list of the following Proprietary Rights that are owned by the Company or any of its Subsidiaries: (a) issued patents and pending patent applications; (b) registrations and applications for registration of any copyrights; (c) registrations and applications for registration of any Trademarks; and (d) Internet domain names. Except as set forth on Section 4.14(c) of the Disclosure Schedule, all Company Proprietary Rights owned by the Company or its Subsidiaries that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and the Company has timely made with the applicable Governmental Authority all filings and submissions needed for the issuance and/or registration of such Proprietary Rights.

(d)    Except as set forth on Section 4.14(d) of the Disclosure Schedule, since the Lookback Date: (a) no written or, to the Company’s Knowledge, oral claim contesting the validity, enforceability, registerability, patentability, use or ownership of any Company Proprietary Rights has been received by the Company or any of its Subsidiaries and, to the Company’s Knowledge, none has been threatened; (b) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries have infringed or misappropriated any Proprietary Rights of any third party; and (c) neither the Company nor any of its Subsidiaries have received any written or, to the Company’s Knowledge, oral notice of any infringement or misappropriation of any Proprietary Rights of any third party. To the Company’s Knowledge, no third party is infringing or misappropriating the Company Proprietary Rights.

(e)    To the Company’s Knowledge, it will not be necessary to use any inventions of any employees or consultants of the Company or its Subsidiaries made prior to their employment by the Company. Each employee and consultant of the Company and its Subsidiaries has assigned to the Company and its Subsidiaries all intellectual property rights he or she owns that are related to the business of the Company and its Subsidiaries as now conducted.

Section 4.15.    Legal Compliance; Permits. The Company and its Subsidiaries are in, and since the Lookback Date have been in, compliance in all material respects with all Laws applicable to it, and since the Lookback Date, neither the Company nor any of its Subsidiaries have been a party to or bound by any Governmental Order (or other agreement entered into in any proceeding with any Governmental Authority) with respect to the Company, any of its Subsidiaries or any of Company’s or such Subsidiary’s respective assets, products or business activities. Section 4.15 of the Disclosure Schedule sets forth a true, correct and complete list of each material Permit owned, held or possessed by the Company or any of its Subsidiaries as of the date hereof, and the expiration date of each such Permit (if any). The Company and each of its Subsidiaries have since the Lookback Date possessed all material Permits required under applicable Laws or which are necessary in connection with the conduct of its business. The Company and each of its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with the terms and conditions of each Permit held by the Company or such Company Subsidiary, and all such Permits are valid and are in full force and effect. Since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written, or to the Company’s Knowledge, oral notice of any cancellation, default or dispute concerning any Permit.

Section 4.16.    Tax Matters.

(a)    The Company and its Subsidiaries have filed, or have caused to be filed on their behalf (taking into account all valid extensions), all Tax Returns required to be filed by the Company and its Subsidiaries, and all such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been timely paid in full. There are no Encumbrances with respect to Taxes upon any Assets of the Company or any of its Subsidiaries.

(b)    There is no dispute or claim concerning any Tax Liability of the Company or any Subsidiary claimed or raised by any Governmental Authority of which the Company or its Subsidiaries have received notice. To the Knowledge of the Company and its Subsidiaries, no audits or other proceedings by any Governmental Authority are in progress with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived in writing any statute of limitation in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

(c)    The accrued and unpaid Tax Liabilities of the Company and its Subsidiaries did not as of the Most Recent Balance Sheet Date exceed the reserve for Tax Liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for the Company and its Subsidiaries included on the face of the Most Recent Balance Sheets (rather than in any notes thereto), and will not, as of the close of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

(d)    No written or, to the Company’s Knowledge, any other claim has been made in the past three (3) years by an authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction, and to the Company’s Knowledge there is no basis for any such claim to be sustained.

(e)    Neither the Company nor any of its Subsidiaries have been a member of an affiliated, consolidated, combined, unitary or aggregate group (including pursuant to Section 1502 of the Code) or filed any Tax Return as a member of such group (other than of which the common parent was the Company), or has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(f)    Neither the Company nor any of its Subsidiaries have participated in any “listed transaction,” as defined under Treasury Regulations Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.

(g)    In the past five (5) years, neither the Company nor any of its Subsidiaries have distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 and 361 of the Code.

(h)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Authority with or in respect of the Company or any of its Subsidiaries.

(i)    The Company and its Subsidiaries have deducted, withheld and paid all material Taxes required to have been deducted, withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and its Subsidiaries have complied in all material respects with any applicable information reporting and recordkeeping requirements with respect to such amounts withheld.

(j)    There are no outstanding agreements, arrangements, waivers, or objections extending or waiving the statutory period of limitations or providing for an extension of time with respect to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from, or the filing of any Tax Return by, or any payment of Taxes by the Company or any of its Subsidiaries for any taxable period. No request for any such waiver or extension is currently pending.

(k)     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)    use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)    ‘‘closing agreement’’ as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv)    intercompany transactions or any excess loss account described in Treasury Regulations Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(v)    installment sale or open transaction disposition made on or prior to the Closing Date;

(vi)    prepaid amount received on or prior to the Closing Date; or

(vii)    election under Code Section 108(i).

(l)    The representations and warranties in this Section 4.16 (and, to the extent related to Taxes, Section 4.17 (Employee Benefits)) may be relied upon only with respect to Taxes incurred with respect to Pre-Closing Tax Periods and are not guarantees of Tax positions or Tax attributes to be taken or applied with respect to any Tax period other than a Pre-Closing Tax Period; for the avoidance of doubt, the Company is not (nor is any other Person) making any representation as to the availability of any net operating loss, Tax credit or other Tax-related carryforwards that may be available for use by Buyer or the Company or any of its Subsidiaries for Tax periods (including portions of Straddle Periods) beginning after the Closing Date.

Section 4.17.    Employee Benefits.

(a)    Section 4.17(a) of the Disclosure Schedule sets forth a complete list of each Employee Plan. The Company and its Subsidiaries have made available to Buyer the following documents with respect to each Employee Plan, as applicable: (i) copies of the current governing plan document, including all amendments thereto, and all related trust, custodial and administrative documents, (ii) a written description of the material terms of any Employee Plan that is not set forth in a written document, (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto, (iv) the most recent favorable determination or opinion or advisory letter issued by the IRS for any Employee Plan intended to qualify under Section 401(a) of the Code, (v) a copy of the compliance testing results (including nondiscrimination testing) for each of the most recent three (3) plan years, (vi) the three (3) most recently filed annual reports (Form 5500 series and all schedules and financial statements attached thereto), and (vii) any notices, letters or other correspondence (other than non-material routine correspondence) from the IRS or the U.S. Department of Labor relating to such Employee Plan (including written or electronic correspondence or, to the Company’s Knowledge, oral communication concerning a potential violation of the Code or ERISA).

(b)    Each Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to its qualification upon which it may rely, or may rely on an opinion or advisory letter issued by the IRS with respect to a prototype plan, and no event has occurred which will or would reasonably be expected to result in a disqualification of any such Employee Plan under applicable Law.

(c)    Each Employee Plan has been established, operated, funded, maintained and administered in compliance in all material respects, with applicable Laws and has been administered, in all material respects, in accordance with its terms (to the extent consistent with applicable Laws) and no event has occurred which will or would reasonably be expected to cause any such Employee Plan to fail to materially comply with such Laws. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s Knowledge, threatened with respect to any Employee Plan. All payments and/or contributions required to have been made with respect to all Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Plan and applicable law.

(d)    Except as set forth in Section 4.17(d) of the Disclosure Schedule, neither the Company, any of its Subsidiaries nor any ERISA Affiliate of any of them has maintained, contributed to, or been required to establish, maintain or contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), (v) a “funded welfare plan” within the meaning of Section 419 of the Code or a registered pension plan, or (vii) a plan established, sponsored, maintained or participated in or contributed to outside the U.S. or a plan, policy or other arrangement providing benefits to any employee who resides or performs services principally outside the U.S.

(e)    None of the Employee Plans provides health care or other welfare benefits to any employees, service providers, consultants or their beneficiaries after the employee’s employment or the service provider’s or consultant’s engagement is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

(f)    Except as set forth on Section 4.17(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement, the Stockholder Approval, nor the consummation of the transactions contemplated hereby would (i) result in, or cause entitlement to severance pay, the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director, consultant or other service provider of the Company, any of its Subsidiaries or any of its ERISA Affiliates, (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) (iii) limit or restrict the right of Buyer or the Surviving Corporation to merge, amend or terminate any Employee Plan, (iv) result in any forgiveness of indebtedness of any Person, (v) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director, consultant or other service provider of the Company, any of its Subsidiaries or an ERISA Affiliate, or (vi) result in any breach or violation of, or default under, any Employee Plan.

(g)    Each Employee Plan that provides for “nonqualified deferred compensation” has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. No Acquired Company is a party to or has any obligation under any Employee Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.18.    Material Contracts.

(a)    Section 4.18(a) of the Disclosure Schedule sets forth a true, correct, and complete list as of the date hereof of all Material Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound. As used herein, the term “Material Contracts” means all of the following Contractual Obligations:

(i)    any Contractual Obligations providing for the employment of any Person and which provides for (A) annual payments in excess of $144,999, (B) any severance, change of control, retention or other post-employment compensation obligations that have not been satisfied prior to the date hereof; (C) any compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions, or (D) which is not terminable on thirty (30) days’ notice or less for any reason by the Company without incurring any liability;

(ii)    any Contractual Obligation with any independent contractor of the Company or any of its Subsidiaries who is an individual expected to have a total annual compensation in excess of $100,000 for the fiscal year ending December 31, 2021;

(iii)    any Contractual Obligations relating to Equity Interests of the Company or any of its Subsidiaries;

(iv)    loan agreements or indentures relating to Indebtedness and each agreement guaranteeing, or providing security for, Indebtedness or to mortgaging, pledging or otherwise placing an Encumbrance on the assets of the Company or any of its Subsidiaries;

(v)    Contractual Obligations (A) containing covenants or other provisions materially restricting or limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business, from carrying on any business in any geographic location or soliciting any employees, customers and/or suppliers (other than customary confidentiality obligations provided in commercial Contractual Obligations entered into in the Ordinary Course of Business), or (B) requiring the Company or any of its Subsidiaries to sell products or services to any third party on similar terms for the sale of such products or services that the Company or the applicable Company Subsidiary may have with other third parties (i.e., contain a “most favored nation” clause);

(vi)    any Contractual Obligations that grant any exclusive marketing, sales representative relationship, franchising consignment or distribution rights to any third party, other than those entered into in the ordinary course of business;

(vii)    joint venture agreements or other similar agreements or arrangements (including, without limitation, the Organizational Documents of the Company Joint Ventures);

(viii)    agreements (A) relating to the voting or registration of any securities, (B) providing any Person with any preemptive right, tag-along right, drag-along right, co-sale right, right of participation, right of maintenance or any similar right with respect to securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(ix)    leases, subleases, licenses or similar contracts requiring payments to or from the Company or any of its Subsidiaries representing an interest in or in respect of any real property;

(x)    Contractual Obligations relating to any settlement agreement, release, compromise or waiver by the Company or any of its Subsidiaries of any material rights, claims, obligations, duties or Liabilities, other than releases immaterial in nature entered into with current or former directors, officers, employees or Contingent Workers of the Company or any of its Subsidiaries in the Ordinary Course of Business in connection with the cessation of such director’s, officer’s, employee’s or Contingent Worker’s employment or engagement with the Company or such Company Subsidiary;

(xi)    any collective bargaining agreements or other Contractual Obligation with any Union;

(xii)    Contractual Obligations relating to the sale or disposition of assets including any option to acquire or sell any assets of the Company or any of its Subsidiaries outside the Ordinary Course of Business, or any Contractual Obligation for the acquisition of the securities or substantially all the assets of another Person, including any such Contractual Obligation with contingent payment obligations thereunder;

(xiii)    Contractual Obligations with any Top Payor or Top Vendor;

(xiv)    Contractual Obligations with any Governmental Authority (including any settlement, conciliation or similar agreement);

(xv)    Contractual Obligations that contain continuing indemnification obligations (other than customary indemnification obligations provided in commercial Contractual Obligations entered into in the Ordinary Course of Business);

(xvi)    Contractual Obligations that provide for a power of attorney or grant of agency;

(xvii)    Contractual Obligations pursuant to which the Company or any of its Subsidiaries manages the operations of any other Person or pursuant to which the Company or any of its Subsidiaries has management services provided to it; and

(xviii)     (A) any Contractual Obligations under which the Company or any of its Subsidiaries have granted rights to others in Company Proprietary Rights (other than those Company Joint Venture agreements listed in response to clause (vii) above) or (B) any Contractual Obligations under which the Company or any of its Subsidiaries is granted rights by others in any intellectual property (other than commercial off-the-shelf Software that is made available for a cost in excess of $100,000 per year).

(b)    True, correct and complete copies of all Material Contracts have been made available to Buyer by the Company and its Subsidiaries. Each Material Contract is in full force and effect, is a valid and binding obligation of the Company or the applicable Company Subsidiary and, to the Company’s Knowledge, of each other party thereto and is Enforceable. Neither the Company nor any of its Subsidiaries

is and, to the Company’s Knowledge, no other party to any such Material Contract is, in default, breach or violation of any Material Contract, and, to the Company’s Knowledge, no party has given notice to the Company or the applicable Company Subsidiary of default, breach or violation, or of such party’s intent to terminate, non-renew or materially modify the Material Contract.

Section 4.19.    Related Party Transactions. Except as set forth on Section 4.19 of the Disclosure Schedule, no officer, director, manager, member, Security Holder, employee, or other Affiliate of the Company or any of its Subsidiaries or Security Holder, or any individual in such officer’s, director’s, member’s, Security Holder’s, employee’s or other Affiliate’s immediate family is (or has been in the last twelve (12) months been) (a) a party to any agreement, contract, commitment, arrangement, understanding or transaction with the Company or any of its Subsidiaries (other than Employee Plans in the Ordinary Course of Business), (b) a lender or guarantor of, or is otherwise indebted to the Company or any of its Subsidiaries, or (c) the owner of, or otherwise holds has any material interest in any material property or assets used by the Company or any of its Subsidiaries (each of the foregoing, a “Related Party Agreement”).

Section 4.20.    Labor Matters.

(a)    There are no, and since the Lookback Date there have not been any, Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries asserting that the Company or such Company Subsidiary has committed an unfair labor practice within the meaning of the National Labor Relations Act or other similar Law, and neither the Company nor any of its Subsidiaries have committed any unfair labor practice since the Lookback Date. There are no, and since the Lookback Date there have not been, or to the Company’s Knowledge, any threat of, any strikes, work slowdowns, work stoppages, lockouts, picketing, concerted refusals to work, labor organization effort or drive, petition or demand for recognition of a bargaining representative or other material labor disputes by or with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party or otherwise subject, or since the Lookback Date has been subject, to any collective bargaining or Contractual Obligation with any Union, no such Contractual Obligation is being negotiated by the Company or any of its Subsidiaries, and neither the Company, nor any of its Subsidiaries, labor union or other organization representing any of the employees of the Company or any of its Subsidiaries, has any current duty to bargain. No employee of the Company or any of its Subsidiaries is represented by a Union with respect to his or her employment with the Company or such Company Subsidiary. No notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Contemplated Transactions.

(b)    Except as set forth on Section 4.20(b) of the Disclosure Schedule, the employment of each employee of the Company and each of its Subsidiaries is terminable at will. Neither the Company nor any of its Subsidiaries has improperly classified any of its employees or Contingent Workers (including leased or borrowed Contingent Workers) as independent contractors pursuant to applicable Laws, including applicable wage and hour Laws and Tax Laws.

(c)    The Company and each of its Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws respecting labor relations, employment and employment practices, terms and conditions of employment, compensation, termination of employment, wages, hours, benefits and the payment of social security and similar Taxes, including, without limitation, any such Law respecting employment discrimination, sexual harassment, other unlawful harassment, retaliation, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, employee leave, wage payment, classification of employees as exempt or non-exempt under applicable wage and hour Laws, classification of independent contractors, consultants, or other agents engaged by the Company or any of its Subsidiaries and classified by the Company or such Company Subsidiary as other than employees (“Contingent Workers”), minimum wage, overtime, plant closing and mass layoffs and occupational safety and health requirements. Except as set forth on Section 4.20(c) of the Disclosure Schedule, there are no, and since the Lookback Date there have not been any, active, pending, settled, resolved or, to the Company’s Knowledge, threatened, Actions (i) by or before any Governmental Authority with respect to the Company or any of its Subsidiaries concerning employment-related matters or (ii) against the Company or any of its Subsidiaries brought by any current or former applicant, employee or Contingent Worker of the Company or any of its Subsidiaries, in each case including under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Labor Management Relations Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Polygraph Protection Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), the Uniformed Services Employment and Reemployment Rights Act, the Equal Pay Act, the Older Workers Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Sarbanes-Oxley Act of 2002, the Vietnam Era Veterans Readjustment Act, the Fair Credit Reporting Act, the Lily Ledbetter Fair Pay Act of 2009, Executive Order No. 11246 (including, where applicable, any amendments to those named acts), any state fair employment practice Law or any other applicable Law (including common law), or any other Law relating to the employment of labor, compensation for employment or termination of employment. Except as set forth on Section 4.20(c) of the Disclosure Schedule, since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written or, to the Company’s Knowledge, oral threat of or notice of contemplation of any form of litigation, governmental audit or investigation, administrative agency proceeding or private dispute resolution procedure with respect to employment or labor matters (including allegations of employment discrimination, retaliation, noncompliance with wage and hour Laws or unfair labor practices).

(d)    Section 4.20(d) of the Disclosure Schedule contains a list as of June 18, 2021, of (i) the name, title, employer, exempt or non-exempt status under applicable wage and hour Laws, hourly pay rate or annual salary (as applicable), and bonuses received in the prior twelve (12) month period of each current employee (including part-time employees) of the Company and each of its Subsidiaries; (ii) the names of any Contingent Workers used by the Company and its Subsidiaries in calendar year 2020 and calendar year 2021 who provided, or will provide, more than 150 hours of service in any 12 month period, and (iii) each outstanding cash loan made by the Company and its Subsidiaries to an employee thereof. Section 4.20(d) of the Disclosure Schedule also identifies each employee who, as of the date hereof, is presently on leave and sets forth the anticipated date of return to work.

(e)    To the Company’s Knowledge, no current employee of the Company or its Subsidiaries is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant with a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries, as applicable, or otherwise restricting such employee’s duties on behalf of the Company or its Subsidiaries, as applicable. To the Company’s Knowledge, and except as set forth on Section 4.20(e) of the Disclosure Schedule, no current executive, key employee (i.e., employee whose compensation, including base salary and any incentive compensation, exceeded $144,999 for calendar year 2020 or such prorated amount as of the date of this Agreement for calendar year 2021 would exceed $72,500) or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or the applicable Company Subsidiary within the twelve (12) month period following the date hereof.

(f)    Since the Lookback Date, neither the Company nor any of its Subsidiaries has taken any action that would constitute a “plant closing” or “mass layoff” of employees requiring notice under the WARN Act or would otherwise trigger notice requirements or liability under any foreign, state or local plant closing notice Law.

(g)    Since the Lookback Date, the Company and its Subsidiaries have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that is due to be paid to or on behalf of such employees (or it is otherwise accrued in full in the Interim Financials), whether under applicable Law or agreement. The Company and its Subsidiaries are not delinquent in the payment of any amounts due to any Contingent Workers. Without limitation of the foregoing, since the Lookback Date, the Company and its Subsidiaries (i) have withheld and reported all amounts required by applicable Laws or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) are not liable for any severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) are not delinquent in the payment of any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).

(h)    Except as set forth on Section 4.20(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has implemented any layoffs, furloughs or pay or benefits reductions related to COVID-19. The Company and its Subsidiaries have complied, in all material respects, with the Families First Coronavirus Response Act and, to the extent applicable, all applicable orders issued by state Governmental Authorities.

Section 4.21.    Environmental Matters. None of the Company or any of its Subsidiaries is, and has not been since the Lookback Date, in violation in any material respect of any Environmental Laws, the Company and each of its Subsidiaries have obtained and is in compliance in all material respects with all required Environmental Permits and has been since the Lookback Date in compliance with such Permits, and since the Lookback Date has not received any written, or to the Company’s Knowledge, or, to the Company’s Knowledge, oral notices, citations, directives, inquiries, notices, summons warnings or other communications relating to any alleged, actual or potential material violation or material failure to comply with any Environmental Law. There are no Actions, Governmental Orders, or written or, to the Company’s Knowledge, oral notices pending, issued or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging violations of or Liability under any Environmental Law or otherwise concerning the Release or management of Hazardous Substances.

Section 4.22.    Litigation. Except as set forth on Section 4.22 of the Disclosure Schedule, there are no, and since the Lookback Date there have been no (a) Actions pending, or to the Company’s Knowledge, threatened against or involving the Company, any of its Subsidiaries, or any of Company’s or such Subsidiary’s properties, rights or assets, or its managers, directors, members, stockholders, officers or employees (in each case in their capacity as such) or (b) Governmental Orders (other than Governmental Orders of general applicability) outstanding to which the Company, any of its Subsidiaries or any of Company’s or such Subsidiary’s properties, rights or assets or its or their managers, directors, members, stockholders, officers or employees (in each case in their capacity as such) is subject or bound.

Section 4.23.    Anti-Corruption. Neither the Company, any of its Subsidiaries, nor any director, officer, employee or, to the Company’s Knowledge, other Person acting on behalf of the Company or any of its Subsidiaries have offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, or has otherwise violated any Anti-Corruption Law.

Section 4.24.    Insurance.

(a)    Section 4.24(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all material insurance policies covering the assets, business, equipment, properties, operations, employees, consultants, officers and directors of the Company and each of its Subsidiaries (collectively, the “Insurance Policies”), and contains a description of the type of insurance coverage, carrier name, insurance limit, deductible or self-insured retention level, expiration date, and whether coverage is written on an occurrence or claims made basis. Neither the Company nor any of its Subsidiaries have, since the Lookback Date, received any written, or to the Company’s Knowledge, oral notice (a) of cancellation, termination or non-renewal of any such policies, or any written or, to the Company’s Knowledge, oral notice in which coverage has been questioned, denied or disputed by the applicable insurer(s), or (b) that any insurer of any such policies has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated. All premiums due and payable under the Insurance Policies have been timely paid, the Company and each applicable Company Subsidiary is in compliance in all material respects with the terms of the Insurance Policies (as applicable), and all Insurance Policies are valid and binding and in full force and effect. The Company does not have Knowledge of any threatened (in writing) termination of, or material premium, deductible or retention increase with respect to, any of such Insurance Policies, other than with respect to annual policy renewals occurring in the Ordinary Course of Business. The Company has made available to Buyer true and correct copies of all insurance loss runs and worker’s compensation claims for the Company and its Subsidiaries for the most recently ended three (3) policy years.

(b)    Section 4.24(b) of the Disclosure Schedule sets forth a true, correct, and complete list of all reinsurance and/or stop-loss insurance agreements to which the Company or any of its Subsidiaries is a party (collectively, the “Reinsurance Agreements”). Neither the Company nor any of its Subsidiaries have received any written or, to the Company’s Knowledge, oral notice (a) of cancellation, termination or non-renewal of any such Reinsurance Agreement, or (b) that any reinsurer has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated. True, correct and complete copies of all Reinsurance Agreements have been made available to Buyer by the Company and its Subsidiaries. Each Reinsurance Agreement is in full force and effect, is a valid and binding obligation of the Company or the applicable Company Subsidiary and, to the Company’s Knowledge, of each other party thereto and is Enforceable. Neither the Company nor any of its Subsidiaries is and, to the Company’s Knowledge, no other party to any such Reinsurance Agreement is, in default, breach or violation of any Reinsurance Agreement, and, to the Company’s Knowledge, no party has given notice to the Company or the applicable Company Subsidiary of default, breach or violation, or of such party’s intent to terminate, non-renew or materially modify the Reinsurance Agreement.

Section 4.25.    Data Privacy.

(a)    Since the Lookback Date, (i) to the Company’s Knowledge, there have been no material Security Incidents; and (ii) neither the Company nor any of its Subsidiaries have received any written or, to the Company’s Knowledge, oral notice of any claims, investigations (including investigations by a Governmental Authority), or alleged material violations of Privacy Obligations with respect to Personal Information possessed by the Company or any of its Subsidiaries.

(b)    The Company and each of its Subsidiaries (i) are and have been, since the Lookback Date, in compliance in all material respects with all applicable Privacy Laws, (ii) maintains and are in compliance in all material respects with policies and notices regarding privacy and security of Personal Information, and (iii) maintain and are in compliance in all material respects with their respective HITRUST Common Security Framework (CSF) certifications.

(c)    All Systems are in good working condition and are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. Since the Lookback Date, the Company and each of its Subsidiaries have maintained reasonable and appropriate organizational, physical, administrative and technical safeguards consistent with Privacy Laws and the Company’s and each applicable Company Subsidiary’s information security program and designed to protect (i) the integrity, security and operations of Systems owned or controlled by the Company, and (ii) Personal Information against unauthorized access, acquisition, use or disclosure. The Company and each of its Subsidiaries have implemented commercially reasonable procedures to detect Security Incidents to protect Personal

Information against loss and against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries have mobile device management capabilities, including the ability to remotely wipe any mobile devices storing Personal Information that may be lost or otherwise compromised. The Company has made available to Buyer the Company’s disaster recovery and security plans (including cybersecurity), policies and procedures relating to the Systems as available.    Since the Lookback Date, there have been no material unauthorized intrusions, failures, breakdowns, continued substandard performance, or other material adverse events affecting the Systems that have caused any substantial disruption of or substantial interruption in or to the use of Systems or the operation of the Company and its Subsidiaries.

Section 4.26.    Health Care Laws.

(a)    The Company and its Subsidiaries have been since the Lookback Date in compliance, in all material respects, with all applicable Health Care Laws. Except as set forth on Section 4.26(a) of the Disclosure Schedule, since the Lookback Date, (i) neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral communication, notice, citation, suspension, revocation, limitation or warning from any third party or any Governmental Authority that alleges or asserts that the Company or any of its Subsidiaries have violated any Health Care Law, nor has the Company or any of its Subsidiaries been subject to any material Action, payment review or sanction by any such third party or Governmental Authority, or (ii) to the Company’s Knowledge, has any investigation of the Company or any of its Subsidiaries been conducted by any such third party or Governmental Authority related to an actual or alleged violation of any Health Care Laws.

(b)    Since the Lookback Date, the Company and its Subsidiaries have timely filed all reports, applications, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed with Governmental Authorities, Private Programs and Governmental Programs under applicable Health Care Laws, including any such items required to maintain their participation in the Government Programs, and each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing. Copies of all material reports, statements of deficiencies, and plans of correction and any other reports filed in connection with any disclosures to any Governmental Authority, in each case since the Lookback Date, have been made available by the Company to Buyer.

(c)    Neither the Company, any of its Subsidiaries, any officers, directors, employees, nor, to the Company’s Knowledge, other agents (including, without limitation, any third party vendors or independent contractors) of the Company or any of its Subsidiaries, has been convicted of, formally charged with or investigated for a Government Program-related material offense or material violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in any Private Program or Government Program, for, or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority for a Government Program-related material offense or material violation fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. No exclusions, suspensions, or debarment claims, actions, proceedings or, to the Company’s Knowledge, investigations relating to the Company or any of its Subsidiaries are pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any officers, directors, employees, or agents of the Company or any of its Subsidiaries.

(d)    Neither the Company, any of its Subsidiaries, any officers, directors, employees, nor, to the Company’s Knowledge, other agents of the Company or any of its Subsidiaries, is currently, nor has it ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of Inspector General of the U.S. Department of Health and Human Services or similar agreement with any Governmental Authority, or subject to a deferred prosecution agreement, non-prosecution agreement, consent decree, monitoring agreement, settlement agreement, or other similar agreement or order of any Governmental Authority.

(e)    Neither the Company, any of its Subsidiaries, any officers, directors, employees (solely in their capacity as officers, directors or employees of the Company), as applicable, (i) is the subject of any third party audit or investigation and, to the Company’s Knowledge, there is no such audit or investigation threatened; (ii) is or has ever been involved in or named as a defendant in any qui tam or other action under the False Claims Act; and (iii) has received and is not currently responding to any search warrant, subpoena, civil investigative demand from any Governmental Authority with respect to any alleged violation of Law by the Company or any of its Subsidiaries There are no Actions pending or, to the Company’s Knowledge, threatened by or on behalf of any Governmental Authority, Private Program or Government Program that has jurisdiction over the operations of the Company or its Subsidiaries.

(f)    The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with HIPAA and any Contractual Obligations relating to privacy and security of Protected Health Information, as defined by HIPAA, including, without limitation, any applicable transaction standards, breach notification, and deidentification requirements relating to claims data. The Company and each of its Subsidiaries (as applicable) have entered into appropriate contractual arrangements with customers as required by HIPAA, including, without limitation when required by HIPAA, business associate agreements with Covered Entities (as defined by HIPAA), and are and have been since the Lookback Date in material compliance therewith, and have implemented appropriate policies and procedures designed to ensure compliance with HIPAA and the protection of Protected Health Information. Since the Lookback Date, neither the Company nor any of its Subsidiaries have received any complaint, inquiry or written or, to the Company’s Knowledge, oral notice of investigation from a Governmental Authority regarding the Company’s, its Subsidiaries’ or any of its agents, employees or contractors’ uses or disclosures of, or security practices or Security Incidents regarding, Personal Information. The Company has made available to Buyer complete and current copies of all policies and procedures of the Acquired Companies regarding data security and privacy of Personal Information. Each Acquired Company maintains, and has maintained at all times since the Lookback Date, commercially reasonable administrative, technical and physical safeguards designed to protect Protected Data from unauthorized access or disclosure, and such safeguards are in material compliance with contracts applicable to such Acquired Company or to which such Acquired Company is bound. Since the Lookback Date, no Acquired Company has (i) received a complaint regarding such Acquired Company’s access to Protected Data that resulted in a Breach of Unsecured Protected Health Information (as “Breach” and “Unsecured Protected Health Information” are defined by HIPAA) or violation of other applicable Laws; or (ii) had a Breach that required it to provide notification to any Governmental Authority under Health Care Laws. Since the Lookback Date and without limitation of the foregoing, to the Company’s Knowledge, (i) there has been no unauthorized access, use, disclosure or transfer of any Personal Information in the possession, custody or control of any Acquired Company or a contractor or agent acting on behalf of any Acquired Company requiring notice to any affected individual or Governmental Authority under any applicable Law or Contractual Obligation of any Acquired Company, and (ii) there has been no claim from any affected individual nor any request or inspection from any Governmental Authority that is reasonably likely to give rise or has given rise to any liability under applicable Privacy Laws in relation to data protection, data security or privacy.

(g)    Except as set forth in Section 4.26(g) of the Disclosure Schedule, each Acquired Company that participates in any Government Program, either directly or indirectly as a subcontractor, is, and, to the extent applicable, since the Lookback Date has been, qualified to participate in such Government Program and holds, and, to the extent applicable, since the Lookback Date has held, the respective provider numbers required under such Government Program for the provision of services and the related provider agreements are current and valid. All associated provider numbers for such Government Programs are listed in Section 4.26(g) of the Disclosure Schedule. Each Acquired Company is, and has been since the Lookback Date, in good standing in each Government Program and Private Program in which it submits claims for services or otherwise participates. With respect to each contract with a Third-Party Payor to which any Acquired Company is a party, such Acquired Company and its agents have complied with all applicable material requirements, including conditions of payment or participation and all applicable manuals, instructions and guidance relating to such Third-Party Payor, and are not in breach of or default under any such contract such that no failure to comply has resulted in or would reasonably be expected to result in a material recoupment or a required material repayment, criminal penalty or civil penalty, or material fine or Action of or against such Acquired Company, other than with respect to recoupments or adjustments arising from time to time in the Ordinary Course of Business that are not material. To the Company’s Knowledge, no event has occurred, is pending or has been threatened, which, after the giving of notice, lapse of time or otherwise, would constitute a material breach or default by any Acquired Company under any such contract. No Acquired Company, nor any of its agents, have received any written (or, to the Company’s Knowledge, oral) notice that there is any investigation, audit, claim, review, inquiry or proceeding pending or threatened against any of them that would reasonably be expected to result in a revocation, suspension, termination, probation, or substantial restriction of any participation by such Acquired Company in any Third-Party Payor program. Complete and correct copies have been made available to Buyer of all audit, peer-to-peer review, survey or inspection reports received by any Acquired Company from any Governmental Authority or Third-Party Payor since the Lookback Date, and all material responses thereto made by such Acquired Company.

(h)    None of the Acquired Companies has knowingly or willfully made or caused to be made, or induced or sought to induce the making of, any false statement or representation (or knowingly or willfully omitted to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a fact with respect to (i) qualification for any Government Program, (ii) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a-3), or (iii) information otherwise required to be submitted by Government Program regulations.

(i)    Except as set forth in Section 4.26(i) of the Disclosure Schedule, since the Lookback Date, all claims for reimbursement submitted by, or on the behalf of, the Acquired Companies to any Third-Party Payor have been, in all material respects, prepared and filed in accordance with all applicable Health Care Laws. All services billed by each Acquired Company to a Government Program or Third-Party Payor are supported by documentation maintained in accordance with such Acquired Company’s applicable policies and procedures, consistent with industry standards, and the requirements of the applicable Government Program or Third-Party Payor such that no failure to comply has resulted in or would reasonably be expected to result in a recoupment or a required repayment, criminal penalty or civil penalty, fine or Action of or against such company, other than with respect to recoupments or adjustments arising from time to time in the Ordinary Course of Business that are not material. No Acquired Company has made a Material claim to any Government Program or Third-Party Payor for amounts in excess of the amounts permitted by applicable Laws or the Government Programs or Third-Party Payor. All material claims submitted to any Government Program or Third-Party Payor by, and all billing practices (including, without limitation, billing, coding, filing, and claims practices, and the related reports and filings) of, each Acquired Company have been timely, accurate, and filed in material compliance in all respects with all Health Care Laws applicable to such program. Each Acquired Company has, in all material respects, paid or caused to be paid all known and undisputed refunds, penalties, overpayments, or other financial assessments or performance requirements which have become due to any Third-Party Payor. Except as set forth in Section 4.26(i) of the Disclosure Schedule, no Acquired Company has any material reimbursement, payment or payment rate appeals, disputes or contested positions pending before any Governmental Authority or Third-Party Payor and, to the Company’s Knowledge, none have been threatened. Except as set forth Section 4.26(i) of the Disclosure Schedule, no other material deficiency in any such billing practices, including claims for material overpayments, take backs, prepayment denials, setoff or recoupments, or deficiencies for late filings, has been asserted or, to the Company’s Knowledge, threatened by any Governmental Authority or any other Third-Party Payor. The right of each Acquired Company to receive reimbursements or payments pursuant from any Third-Party Payor has not been terminated, rescinded, or suspended as a result of any breach, default or fraudulent act of such Acquired Company.

(j)    Since the Lookback Date, no Acquired Company has submitted, or caused to be submitted, any claim in connection with any referral to any Acquired Company which violated any applicable anti-kickback or physician self-referral law, including the Ethics in Patient Referrals Act (commonly referred to as the “Stark Law”) (42 U.S.C. § 1395nn), or any applicable state physician self-referral Law. Since the Lookback Date, the Acquired Companies have complied in all material respects with all disclosure requirements of the Stark Law and any applicable anti-kickback or state physician self-referral Laws. To the Company’s Knowledge, since the Lookback Date, no Acquired Company and no member, officer, manager or employee of an Acquired Company has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for any referral in violation of the Anti-Kickback Statute, 42 U.S.C. Section 1320(a) 7b(b), or any applicable state anti-kickback Law.

(k)    No Acquired Company has submitted any material claim for payment to any payor source, either governmental or non-governmental, in violation of any Contractual Obligation of any Acquired Company or any Law, including, without limitation, the Federal Civil False Claims Act (31 U.S. Code 3729) or any applicable state false claim or fraud Law.

(l)    Since the Lookback Date, each Acquired Company has established and maintained in all material respects complete and accurate records, including, without limitation, all applicable patient consents and assessments. Each Acquired Company has submitted materially accurate information from clinical records as part of its satisfaction of the Milliman Clinical Guidelines or Criteria, InterQual Criteria, or other internal clinical guidelines, for every individual who has received or is receiving care and services from such Acquired Company. Each Acquired Company’s records properly support and justify, in all material respects, the claims for reimbursement billed to any payor source, either governmental or non-governmental, and contain no false certifications or other unlawful entries.

(m)    Since the Lookback Date, each physician, physician’s assistant, nurse practitioner, nurse, mid-level provider, or other clinical staff or healthcare professional (each, a “Provider” and collectively, the “Providers”) employed or, to the Company’s Knowledge, contracted by or otherwise providing healthcare services on behalf of any Acquired Company has all required licenses and registrations to provide such services on behalf of Company and its Subsidiaries in the state(s) in which such services are being provided. Since the Lookback Date, no employed, or to the Company’s Knowledge, contracted Provider has (i) had any professional license, material registration (to the extent applicable and required), Medicare, Medicaid or TRICARE provider number suspended or revoked, or (ii) been materially reprimanded, sanctioned or disciplined by any state licensing board or any Governmental Authority, professional society, Government Program, or Private Program. Except as set forth on Section 4.26(m) of the Disclosure Schedule, each Acquired Company has (x) verified, or in the case of independent contractors, received representations and warranties or other verification from such independent contractors with respect to, the credentials of Providers providing patient care or other services reimbursable under Government Programs, (y) conducted criminal background checks on all Provider employees and required its independent contractors to conduct such checks in its related independent contractor agreements, and (z) screened all such Provider employees under the List of Excluded Individuals/Entities maintained by the Office of the Inspector General of the U.S. Department of Health and Human Services (“OIG”) and required its independent contractors to conduct such screenings in its related independent contractor agreements. To the Company’s Knowledge, no event has occurred, and no fact, circumstance or condition exists, that has resulted or reasonably may result in the denial, loss, restriction, revocation or rescission of any such professional license or registration of such personnel, and, to the Company’s Knowledge, no such personnel is subject to a pending disciplinary proceeding, inquiry, monitoring or investigation under the bylaws or rules of procedure of any Acquired Company, or any other federal or state professional board or agency charged with regulating the professional activities of such Person or any other Laws. All disciplinary actions, imposition of restrictions or conditions, revocation or non-renewal of rights and privileges for reasons requiring reporting to local, state, federal or quasi-public authorities that are required of any Acquired Company have been reported by such Acquired Company as required by applicable Law. There is no action pending or, to the Company’s Knowledge, threatened with respect to denial, suspension or revocation of medical staff privileges or licensure of any healthcare professional who is, or since the Lookback Date has been, employed with or contracted by any Acquired Company.

(n)    No Acquired Company nor any officer, director, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a 5(b)), employee or, to the Company’s Knowledge, independent contractor or agent thereof has since the Lookback Date: (i) received any good faith complaints from any employee, independent contractor, vendor, physician, patient or other person credibly alleging that such party while acting on behalf of any Acquired Company has violated, or is currently in violation of, any Health Care Laws; or (ii) made any voluntary disclosure to the OIG, the Centers for Medicare & Medicaid Services, or any Medicare Administrative Contractor, Medicaid program or other Governmental Authority relating to any Government Program (including, without limitation, any federal or state Governmental Authority). A correct and complete copy of the Acquired Companies’ current compliance program has been made available to Buyer, and each Acquired Company is, and has been, in compliance in all material respects with such program.

(o)    Section 4.26(o) of the Disclosure Schedule sets forth a true, correct and complete list of each material health care Permit held by the Company or any of its Subsidiaries as of the date hereof, and the expiration date of each such health care Permit (if any). The Company and each of its Subsidiaries have since the Lookback Date possessed all material health care Permits required under applicable Laws or which are necessary in connection with the conduct of its business. The Company and each of its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with the terms and conditions of each health care Permit held by the Company or such Company Subsidiary, and all such health care Permits are valid and are in full force and effect. Since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written (or, to the Company’s Knowledge, oral) notice of any material default concerning any health care Permit.

Section 4.27.    No Brokers. Except as set forth on Section 4.27 of the Disclosure Schedule, the Company does not have any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

Section 4.28.    Appraisal Rights. The Company has no Knowledge of any plan or intention on the part of any Stockholder to assert appraisal rights under Section 262 of the DGCL.

Section 4.29.    Stimulus Funds, Etc.

(a)    Excluding the Deferred Payroll Tax Liability, neither the Company nor any of its Subsidiaries has participated in, or received any amounts pursuant to, any CARES Act stimulus fund programs, including, without limitation, the Public Health and Social Services Emergency Fund.

(b)    Neither the Company nor any of its Subsidiaries has applied for or received any loans pursuant to the Paycheck Protection Program (“PPP”).

(c)    Section 4.29(c) of the Disclosure Schedule sets forth the total amount of Taxes of the Acquired Companies, the payment of which has been deferred by the Acquired Companies under the authority of Section 2302 of the CARES Act (the “Deferred Payroll Tax Liability”). Section 4.29(c) of the Disclosure Schedule shall be updated by the Company to reflect such amount as of the Closing.

Section 4.30.    Bank Accounts, Etc. Section 4.30 of the Disclosure Schedule sets forth a true, correct and complete list of: (i) each bank, savings and loan or similar financial institution in which any Acquired Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained thereat; (ii) the names of all Persons authorized to draw on each such account or to have access to any such safety deposit box facility; and (iii) a list of any assets owned by any Acquired Company constituting negotiable instruments, promissory notes, tangible chattel paper and documents of title in excess of $10,000.

Section 4.31.    Disclaimer of Other Representations or Warranties.

(a)    NONE OF THE COMPANY, ANY COMPANY SUBSIDIARY, ANY RESPECTIVE AFFILIATES THEREOF, OR ANY ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) OF ANY OF THE FOREGOING (OR ANY OTHER PERSON), HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY, ANY OF ITS AFFILIATES OR SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SECURITY HOLDERS EXPRESSLY SET FORTH IN Article IV HEREOF, ANY ANCILLARY AGREEMENTS OR ANY CERTIFICATES DELIVERED UNDER THIS AGREEMENT, AS APPLICABLE.

(b)    Without limiting the generality of the foregoing, except as set forth in the representations and warranties set forth in Article IV hereof, the Ancillary Agreements and the certificates delivered under this Agreement, none of the Company, its Subsidiaries or any respective Affiliates or Representatives thereof (or any other Person) has made, and shall not be deemed to have made, any representations or warranties in the information or materials relating to the Company, its Subsidiaries or their respective businesses or otherwise made available to Buyer and its Affiliates, including Projections, due diligence materials, data room materials, or in any presentation by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such information or materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER ENTITIES

Each Buyer Entity represents and warrants to the Company, as of the date hereof and as of the Closing Date as follows:

Section 5.1.    Organization. Such Buyer Entity is a limited liability company duly organized, validly existing and in good standing under the jurisdiction of its organization. Such Buyer Entity has all requisite power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.2.    Authority. Such Buyer Entity has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance of the Transaction Documents to which such Buyer Entity is a party and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of such Buyer Entity. This Agreement has been, and each of the other Transaction Documents to which such Buyer Entity is a party will be at the Closing, duly executed and delivered by such Buyer Entity and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and such other Transaction Documents entered into on the date hereof by the Buyer Entities constitute, and in the case of the Transaction Documents entered into following the date hereof they will at Closing constitute, valid and binding obligations of such Buyer Entity, Enforceable against such Buyer Entity in accordance with their respective terms.

Section 5.3.    Consents. Except (i) for the HSR Act filing and such other filings listed on Section 4.3 of the Disclosure Schedule that are required under the other Competition Laws, or (ii) as otherwise set forth on Section 5.3 of the Disclosure Schedule, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of any Buyer Entity or any of Buyer’s Subsidiaries or in respect of any Buyer Entity or any of Buyer’s Subsidiaries, for, or in connection with (a) the valid and lawful authorization, execution, delivery and performance by the Buyer Entities of this Agreement or any Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions.

Section 5.4.    Noncontravention. Neither the execution, delivery or performance by any Buyer Entity of this Agreement or any Ancillary Agreement to which it is or becomes a party, nor the consummation by any Buyer Entity of the Contemplated Transactions hereunder, will (a) conflict with or violate any provision of any Organizational Documents of any of the Buyer Entities; (b) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contractual

Obligation of any Buyer Entity; or (c) violate any Laws applicable to any Buyer Entities or any of the properties or assets of any Buyer Entities, except, in the case of clauses of (b) or (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.5.    Litigation. There is no Action of any nature pending or, to the knowledge of such Buyer Entity, threatened against any Buyer Entity, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.6.    Brokers’ and Finders’ Fees. No Buyer Entity has incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents or the Contemplated Transactions.

Section 5.7.    Availability of Funds. Each Buyer Entity understands and acknowledges that the obligations of each Buyer Entity to consummate the Contemplated Transactions are not in any way contingent upon or otherwise subject to any Buyer Entity’s consummation of any financing arrangement, any Buyer Entity’s obtaining of any financing or the availability, grant, provision or extension of any financing to any Buyer Entity. As of the Closing, Buyer will have sufficient unrestricted cash on hand for Buyer to complete the Contemplated Transactions and pay the Aggregate Merger Consideration Amount payable hereunder and all fees, expenses and other amounts required to be paid by Buyer in connection with the Contemplated Transactions.

Section 5.8.    Investigation. Each of the Buyer Entities acknowledges and agrees (for itself and on behalf of its Affiliates and the Representatives of any of the foregoing) that it has made its own inquiry and independent investigation into, and, based thereon and on the representations and warranties set forth in Article IV hereof as well as those set forth in the Ancillary Agreements and the certificates to be delivered hereunder and thereunder, has formed an independent judgment to its satisfaction concerning, the Company, its Subsidiaries and the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company and its Subsidiaries, the Contemplated Transactions and any other assets, rights or obligations to be transferred hereunder or in connection herewith, the customers of the Company and its Subsidiaries and the effects on the business of the Company and its Subsidiaries resulting from the knowledge of Persons other than the Parties of the Contemplated Transactions (including the identity of the Buyer Entities). Each of the Buyer Entities further acknowledges and agrees that (i) the only representations and warranties made by or on behalf of the Company and the Security Holders are the representations and warranties expressly and specifically made in Article IV hereof (as modified by the Disclosure Schedule) and the Ancillary Agreements and any certificates delivered hereunder or thereunder, (ii) each of the Buyer Entities has not relied upon, and hereby expressly disclaims reliance upon, any other representations or warranties (of any kind or nature, express or implied, statutory or otherwise), statements or information, whether made or supplied by or on behalf of the Company, the Security Holders or any of their Affiliates or Representatives or otherwise available to any of the Buyer Entities, including the Projections or any other information provided by or through their Representatives, including information provided in management presentations, data rooms or other due diligence information (including as to the accuracy or completeness thereof) and that the Buyer Entities will not have any right or remedy arising out of any such other representation, warranty, statement or other information, and (iii) any claims any of the Buyer Entities may have for breach of any representation or warranty (A) shall, other than in the case of Fraud, be made solely against the R&W Policy and the Indemnity Escrow Amount, as applicable and in accordance with Article IX and (B) in all cases, be based solely on the representations and warranties of the Company and the Security Holders expressly and specifically made in Article IV hereof (as modified by the Disclosure Schedule) and the Ancillary Agreements and any certificates delivered hereunder or thereunder, as applicable.

Section 5.9.    R&W Policy. Buyer has delivered to the Company a copy of an executed binder or commitment letter, together with all exhibits and schedules and all amendments, supplements and modifications thereto (collectively, the “R&W Insurance Commitment Letter”), pursuant to which the insurer party thereto has agreed to arrange, subject to (and only to) the terms and conditions set forth therein, for the issuance, effective as of the Closing, of a buy-side representation and warranty insurance policy for a coverage amount of $15,000,000 (the “R&W Policy”). The cost of the R&W Policy shall be borne solely by Buyer. The R&W Insurance Commitment Letter is in full force and effect as of the date of the Agreement, in accordance with its terms, and constitutes the legal, valid, binding and Enforceable obligation of Buyer and, to the Knowledge of Buyer, the other party to the R&W Insurance Commitment Letter. Prior to the date of the Agreement, the commitments contained in the R&W Insurance Commitment Letter have not been withdrawn or rescinded in any respect (and, to the Knowledge of Buyer, no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect. Buyer is not in breach of any of the terms or conditions set forth in the R&W Insurance Commitment Letter, in any material respect, and to the Knowledge of Buyer, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a material breach by Buyer or material failure by Buyer to satisfy a condition precedent set forth in the R&W Insurance Commitment Letter. Buyer has fully paid any and all commitment fees or other fees on the dates and to the extent required by the R&W Insurance Commitment Letter.

ARTICLE VI.

COVENANTS

Section 6.1.    Stockholder Approval.

(a)    Promptly (and no later than five (5) Business Days) after the execution of this Agreement, the Company shall deliver to Buyer a written consent in lieu of a meeting of the holders of capital stock of the Company executed by the requisite Persons holding at least the required percentage of the voting capital stock of the Company required under the Company’s Organizational Documents adopting and approving this Agreement and the Contemplated Transactions in accordance with the DGCL and for such other purposes as may be necessary or desirable to effectuate such transactions, in form and substance satisfactory to Buyer (the “Stockholder Approval”).

(b)    The Company shall promptly (and no later than seven (7) Business Days) after the execution of this Agreement notify each holder of capital stock of the Company who is entitled to appraisal rights with respect to the Contemplated Transactions that appraisal rights are available in accordance with the requirements of Section 262(d)(2) of the DGCL. The Company shall contemporaneously provide Buyer with a copy of such notice.

Section 6.2.    Operation of the Business. From the date hereof until the earlier to occur of the Closing or such time as this Agreement is terminated in accordance with Article VIII (the “Pre-Closing Period”), except for Pandemic Measures, Protest Measures or as expressly permitted or required by this Agreement or as set forth on Section 6.2 of the Disclosure Schedule or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the Company Subsidiaries to, (a) conduct the Business only in a reasonable and prudent manner in the Ordinary Course of Business, (b) use commercially reasonable efforts to preserve substantially intact their present business organization and their relationships with suppliers, payors, joint venture partners, distributors, licensors, licensees, customers and others to whom the Company has contractual obligations, and (c) not take or fail to take any action that, if taken or failed to be taken prior to the date hereof, would have been required to be set forth on Section 4.11 of the Disclosure Schedule in response to the representations and warranties set forth in Section 4.11. Notwithstanding the foregoing, in the event of any action taken by the Company in connection with Pandemic Measures or Protest Measures from the date hereof until the earlier to occur of the Closing or such time as this Agreement is terminated in accordance with Article VIII, the Company shall consult with Buyer prior to taking such action to the extent possible, or if prior consultation is impossible, provide immediate notice to Buyer after taking any such action.

Section 6.3.    Tax Matters.

(a)    Cooperation on Tax Matters. Buyer, the Surviving Corporation and the Seller Representative shall reasonably cooperate, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims, the authorization and execution of any appropriate powers of attorney to accomplish the foregoing. Such cooperation shall include providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 6.3.

(b)    Filing of Tax Returns. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Return required to be filed by or related to the Company that is due (taking into account extensions validly obtained) after the Closing Date. Subject to any indemnification obligations of the Security Holders, Buyer will timely pay, or cause to be timely paid, any amounts shown as due on such Tax Returns.

(c)    Buyer Tax Covenants.

(i)    Buyer covenants that it shall not, and shall not cause or permit the Company to, (A) make, change or revoke any Tax election with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or Straddle Period of the Company, (B) amend, refile or otherwise modify any Tax

Return of the Company relating to any Pre-Closing Tax Period, (C) enter into any voluntary disclosure or similar agreement, or otherwise voluntarily disclose information to, any Governmental Authority with respect to any Pre-Closing Tax Period, or (D) take any action on the Closing Date with respect to the Company other than in the Ordinary Course of Business, in each case to the extent doing so would reasonably be expected to result in a material increase in the Security Holders’ Tax liabilities, the Pre-Closing Tax Liability Amount or any other liability of the Security Holders under this Agreement, in each case without the prior written consent of the Seller Representative.

(ii)    Buyer will not take any action with respect to the Company that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(iii)    Neither Buyer nor any of its Affiliates shall (or, from and after the Closing, shall cause or permit the Company to) make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(d)    Tax Contests. If any Governmental Authority issues to the Company a notice of deficiency for Taxes or notice to conduct another Action with respect to Taxes or Tax Returns of the Company (a “Tax Contest”) for any Pre-Closing Tax Period, in each case the resolution of which Action would reasonably be expected to result in a material increase in the Security Holders’ Tax liabilities or other liability under this Agreement (a “Seller Tax Contest”) then Buyer shall notify the Seller Representative of its receipt of such communication from the Governmental Authority within ten (10) days of such receipt. The Seller Representative shall have the right, at the sole expense of the Security Holders, to control any Seller Tax Contest; Buyer shall control any Tax Contest with respect to Taxes or Tax Returns of the Company that the Seller Representative does not control pursuant to the foregoing clause, including with respect to Straddle Periods; provided, however, (x) Buyer, at the Buyer’s sole cost and expense, shall have the right to participate in any Seller Tax Contest that Seller Representative controls; and (y) Seller Representative, at the Security Holders’ sole cost and expense, shall have the right to participate in any Tax Contest that Buyer controls. For purposes of this Section 6.3(d), the controlling party (a) shall conduct such Tax Contest in good faith and (b) keep the non-controlling party reasonably informed regarding the status of such Tax Contest. Neither party shall have the right to settle, resolve, or abandon a Tax Contest without the prior written consent of the Seller Representative or Buyer, as applicable (such consent not to be unreasonably withheld, delayed, or conditioned).

(e)    Transfer Taxes. Buyer shall be responsible for all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the Contemplated Transactions (collectively, “Transfer Taxes”). The Person(s) required to do so by applicable Law shall prepare and file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 6.3(e).

(f)    FIRPTA. At or prior to Closing, the Company shall deliver to Buyer a certificate issued by the Company conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).

(g)    Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement, including to determine (i) the allocation of Taxes among any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) and (ii) the Taxes attributable to Pre-Closing Tax Periods includible in Closing Indebtedness, the amount of any Taxes measured by receipts, payments, sales, or payroll of the Company for a Pre-Closing Tax Period shall be determined based on an the amount that would be payable if the taxable period of the Company ended with (and included) the Closing Date, or any non-U.S. entity in which the Company holds a beneficial interest shall be deemed to terminate at such time, and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(h)    Interim Company Covenants. Without the prior written consent of Buyer, neither the Company nor any of its Subsidiaries shall make or change any material election, change an annual accounting period, adopt or change any material accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date.

Section 6.4.    Publicity; Confidentiality.

(a)    Prior to the Closing and except as provided in Sections 6.4(b) and (c), no Party shall (or permit any Affiliate or any Representative thereof to) issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the Company and Buyer. After the Closing, and except as provided in Section 6.4(c), no press releases related to this Agreement and the transactions contemplated herein, or other public announcements to the employees, patients/payors, referral sources, vendors or suppliers of Company and its Subsidiaries, will be issued without the approval of Buyer (which approval, in each case, shall not be unreasonably withheld, conditioned or delayed); provided, however, Buyer shall first permit the Seller Representative a reasonable opportunity to review and comment on the press release proposed to be issued by Buyer upon consummation of the Closing. Notwithstanding anything herein to the contrary, following Closing and the public announcement (if any) of the Merger, the Seller Representative shall be permitted to announce that it has been engaged to serve as the Seller Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

(b)    Upon execution of this Agreement, the Parties have agreed that (i) a mutually agreeable public announcement will be made, and (ii) the Parties will implement a mutually agreed joint communication plan to payors, the counterparties to the Company Joint Ventures, referral sources, vendors and suppliers of the Company and its Subsidiaries.

(c)    Notwithstanding the foregoing, the provisions of this Section 6.4 shall not prohibit (i) any disclosure required by applicable Law or the rules or regulations of the United States or foreign securities exchange (in which case the disclosing Party will provide the other Parties with the opportunity to review and comment in advance of such disclosure), (ii) any disclosure to any Security Holder, (iii) any disclosure to any Representative of any Security Holder who needs to know such information for the purpose of evaluating the Contemplated Transactions or (iv) any disclosure made in connection with the enforcement of any right or remedy relating to the Transaction Documents or the Contemplated Transactions; provided, however, any information disclosed to the Security Holders or their Representatives by the parties to the Confidentiality Agreement shall remain subject to the terms of Section 4 of the Confidentiality Agreement.

Section 6.5.    Seller Representative.

(a)    Shareholder Representative Services LLC is hereby appointed as of the Closing as the Seller Representative (and each successor appointed in accordance with Section 6.5(c)) and as the true and lawful representative, attorney-in-fact and exclusive agent of the Security Holders for all purposes in connection with this Agreement and the Transaction Documents and to perform all such acts as the Seller Representative is authorized to take under the Transaction Documents and in connection with the Contemplated Transactions, which will include the power and authority to: (i) execute and deliver all documents that the Seller Representative is authorized to execute and deliver under the Transaction Documents; (ii) authorize or require payments to Buyer pursuant to Section 3.4(f) (if any); (iii) receive and, if applicable, forward notices and communications pursuant to this Agreement; (iv) give or agree to, on behalf of all or any of the Security Holders, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amend, modify or supplement this Agreement or any of the instruments to be delivered to Buyer pursuant to this Agreement; (vi) with respect to Section 3.4, (A) dispute or refrain from disputing, on behalf of each Security Holder relative to any amounts to be received by such Security Holder thereunder, (B) negotiate and compromise, on behalf of each such Security Holder, any dispute that may arise thereunder, and exercise or refrain from exercising any remedies available thereunder, (C) execute, on behalf of each such Security Holder, any settlement agreement, release or other document with respect to such dispute or remedy and (D) make any payments or adjustments among any Persons referenced in Article III; (viii) engage attorneys, accountants, agents or consultants in connection with this Agreement or any other agreement contemplated hereby and pay any fees related thereto; (viii) make all other elections or decisions that the Seller Representative is authorized to make under any Transaction Document; and (ix) perform each such act and thing whatsoever that Seller Representative may be or is required to do, or which Seller Representative in its sole good faith discretion determines is desirable to do, pursuant to or to carry out the intent of the Transaction Documents, and to amend, modify or supplement any of the foregoing.

(b)    The grant of authority provided for in this Section 6.5 (i) is coupled with an interest and is being granted, in part, as an inducement to the Company and Buyer Entities to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy, merger, change of control or liquidation of any Security Holder and will be binding on any successor thereto, and (ii) subject to this Section 6.5, may be exercised by the Seller Representative acting by signing as the Seller Representative of any Security Holder.

(c)    If Seller Representative resigns or is otherwise unavailable to perform its duties hereunder, within three (3) Business Days of notice of such advice, an alternative Seller Representative reasonably satisfactory to Buyer will be appointed by the Security Holders then holding a majority-in-interest of the Common Stock (or, if after the Closing, the Security Holders who held a majority-in-interest of the Common Stock immediately prior to the Closing), in each case, calculated on a basis as if all shares of Preferred Stock had been converted into shares of Common Stock. Any references in this Agreement to Seller Representative shall be deemed to include any duly appointed successor Seller Representative.

(d)    All acts of the Seller Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Security Holders and not of the Seller Representative individually. As between the Seller Representative and the Security Holders, the Seller Representative shall not have any Liability for any amount owed to any Person pursuant to this Agreement or any Ancillary Agreement. The Seller Representative shall not be liable to the Company, Buyer, the Merger Sub or any other Person in its capacity as the Seller Representative, for any Liability of any Security Holder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement. The Seller Representative shall not be liable to any Security Holder, in his or its capacity as the Seller Representative, for any Liability of any Security Holder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Seller Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Seller Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder and shall not be liable to any Security Holder for any action or omission pursuant to the advice of counsel. The Seller Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Security Holder. Each party hereto shall be entitled to rely exclusively upon any communication given or other action taken by the Seller Representative on behalf of the Security Holders and pursuant to this Agreement, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Seller Representative on behalf of the Security Holders. The Security Holders shall indemnify the Seller Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Security Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Seller

Representative from (i) the funds in the Reserve Account and (ii) any other funds that become payable to the Security Holders under this Agreement at such time as such amounts would otherwise be distributable to the Security Holders; provided, that while the Seller Representative may be paid from the aforementioned sources of funds, this does not relieve the Security Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Seller Representative be required to advance its own funds on behalf of the Security Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Security Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.

(e)    The Seller Representative is hereby authorized to establish an account for the purposes of holding the Reserve Amount (the “Reserve Account”) and the Seller Representative shall use the Reserve Account in its sole discretion to pay any fees, costs, expenses or other obligations incurred by the Seller Representative acting in its capacity as such. The Security Holders will not receive any interest or earnings on the Reserve Amount and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Seller Representative’s responsibilities, the Seller Representative will deliver any remaining balance of the Reserve Amount to the Paying Agent or Company, as applicable, for further distribution to the Security Holders. For tax purposes, the Reserve Amount will be treated as having been received and voluntarily set aside by the Security Holders at the time of Closing.

(f)    Buyer and the Acquired Companies shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement and the other Transaction Documents, all of which actions or omissions shall be legally binding upon the Security Holders.

Section 6.6.    Post-Closing Cooperation. Each of the Parties shall, after the Closing, use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 6.7.    Directors’ and Officers’ Indemnification.

(a)    The Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect as of the date hereof between the Company, any of its Subsidiaries and any of their respective current or former directors, managers and officers (the “D&O Indemnitees”), in each case to the extent listed on Section 4.18 of the Disclosure

Schedule. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Company (or the Surviving Corporation with respect to the Company) and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Organizational Documents of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner to make such terms less favorable to the D&O Indemnitees, except as required by applicable Law.

(b)    Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company will (at the Company’s sole cost and expense, which shall be treated as a Seller Transaction Expense hereunder) obtain a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (the “D&O Tail Policy”), for the Persons who were, prior to the date hereof, covered by the Company’s existing directors’ and officers’ liability insurance. The Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) maintain such D&O Tail Policy in full force and effect and continue to honor their respective obligations thereunder, for so long as such D&O Tail Policy shall be maintained in full force and effect.

(c)    If Buyer or the Surviving Corporation or its Subsidiaries or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or its Subsidiaries shall assume all of the obligations of Buyer and the Surviving Corporation and its Subsidiaries set forth in this Section 6.7.

(d)    The obligations set forth in this Section 6.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnitee (or any other Person who is a beneficiary under the “tail” policy referred to in Section 6.7(b) (and their heirs and Representatives)) without the prior written consent of such affected D&O Indemnitee or other Person who is a beneficiary under the “tail” policy referred to in Section 6.7(b) (and their heirs and representatives). Each of the D&O Indemnitees or other persons who are beneficiaries under the “tail” policy referred to in Section 6.7(b) (and their heirs and Representatives) are intended to be third party beneficiaries of this Section 6.7(b), with full rights of enforcement as if a party thereto. The rights of the D&O Indemnitees (and other persons who are beneficiaries under the “tail” policy referred to in Section 6.7(b) (and their heirs and Representatives)) under this Section 6.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Organizational Documents, any and all indemnification agreements of or entered into by the Company, or applicable Law (whether at law or in equity).

(e)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

Section 6.8.    Employee Matters.

(a)    For a period of at least twelve (12) months following the Closing Date or such longer period of time required by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) provide to each Continuing Employee (i) base compensation (including cash incentive compensation or commission opportunities, as applicable) and target annual cash bonus opportunity (including, for the avoidance of doubt, the target value of cash bonus opportunity that is payable based on achievement against performance objectives) in each case, that are not less favorable than such Continuing Employee’s compensation opportunities in effect immediately prior to the Closing Date, and (ii) employee benefits and fringe benefits (including retirement, health and welfare benefits, defined benefit pension, change-in-control, retention, severance, non-qualified deferred compensation, and equity or equity-based incentive compensation) that are the same as or substantially similar to those in effect for similarly situated employees of Buyer and its Subsidiaries.

(b)    The Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company, and any predecessor entities, prior to the Effective Time for purposes of eligibility to participate, vesting, benefit accrual and entitlement to benefits (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation that are not Employee Plans (such plans, collectively, the “New Plans”) in which such Continuing Employee is eligible to participate under the New Plan terms, (ii) for purposes of each New Plan providing medical and pharmaceutical benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Employee Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) the accounts of such Continuing Employees under any New Plan which is a flexible spending plan to be credited with any unused balance in the account of such Continuing Employee under the applicable Employee Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time.

(c)    No provision of this Agreement shall (i) create any right to employment, continued employment, or any term or condition of employment with Buyer, the Surviving Corporation, or any of their respective Subsidiaries, for any period of time, or preclude the ability of Buyer, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason or no reason; (ii) limit in any way the right of Buyer, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or to amend, modify or terminate any Employee Plan at any time; (iii) create any third party beneficiary or other rights in any current or former director, officer, employee or Contingent Worker of the Company to enforce the provisions of this Section 6.8; or (iv) be construed as an amendment, modification, waiver or creation of any benefit plan, program, agreement or arrangement. For the avoidance of doubt, and without limitation of the foregoing, nothing herein shall be deemed a guaranty of employment or alter the “at will” employment status of the Continuing Employees, it being understood and agreed that Buyer shall have sole discretion to make employment termination decisions following the Closing based on the financial and operational needs of Buyer and its Affiliates (including the Surviving Corporation and its Subsidiaries).

Section 6.9.    Regulatory Approvals and Third Party Consents.

(a)    Each of the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall cooperate with one another and use its commercially reasonable efforts to, and cause its respective Affiliates to use their commercially reasonable efforts to, (i) prepare all necessary documentation (including furnishing all information required under the Competition Laws) to effect promptly all necessary filings with any Governmental Authority and any other third party, including, without limitation, those filings set forth on Sections 4.3, 4.4 and 5.3 of the Disclosure Schedule, and (ii) obtain all consents, waivers and approvals of any Governmental Authority or other third party necessary to consummate the Contemplated Transactions, including, without limitation, those consents, waivers and approvals set forth on Sections 4.3, 4.4 and 5.3 of the Disclosure Schedule. Each of the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall provide to the other copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity or other Governmental Authority relating to the Contemplated Transactions or any of the matters described in this Section 6.9. Each of the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Neither the Company, on the one hand, nor Buyer or Merger Sub, on the other hand, shall independently participate in any meeting or conference call with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. To the extent permissible under applicable Law, each of the Company, on the one hand, and Buyer and Merger Sub, on the other hand, will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Competition Laws. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.9(a) or any other section of this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(b)    Without limiting the generality of the undertakings pursuant to this Section 6.9, each of the Company, on the one hand, and Buyer and Merger Sub, on the other hand shall (including by causing their “ultimate parent entities” as that term is defined in the HSR Act (if applicable) to) (i) prepare and file or cause to be prepared and filed all forms, registrations and appropriate filings pursuant to any applicable Competition Law and with any applicable Governmental Antitrust Entity for which a competition filing is required as soon as reasonably practicable, including filing any notification and report form and related material required under the HSR Act no later than five (5) Business Days after the date hereof, (ii) provide or cause to be provided as promptly as practicable to any Governmental Antitrust Entity information and documents requested by such Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Contemplated Transactions and (iii) supply at the earliest practicable date to the appropriate Governmental Antitrust Entities any additional information and documentary material that may be requested pursuant to a Competition Law or other applicable Law. Buyer shall use commercially reasonable efforts to cause (and shall cause its “ultimate parent entity” as that term is defined in the HSR Act (if applicable) to cause) the filings under the HSR Act to be considered for grant of “early termination” (if such early termination is permitted by the applicable Governmental Antitrust Entity at the time of filing), and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Buyer shall be responsible for all filing fees under the HSR Act and any other filings required by Competition Laws set forth on Section 4.3 of the Disclosure Schedule. Buyer and Merger Sub shall not, without the written consent of the Company, “pull-and-refile” pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act, or take any similar action without prior written approval from the Company with respect to any filing made with any Governmental Antitrust Entity.

(c)    If any objections are asserted with respect to the Contemplated Transactions under any Competition Law or if any Action is instituted by any Governmental Antitrust Entity or any private party challenging any of the transactions contemplated hereby as violative of any Competition Law, each of Buyer and the Company shall, subject to the terms of Section 6.9(e) below, use its commercially reasonable efforts to (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), and/or (ii) take such reasonable action as necessary to overturn any regulatory action by any Governmental Antitrust Entity to prevent or enjoin consummation of this Agreement (and the Contemplated Transactions), including by defending any Action brought by any Governmental Antitrust Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Antitrust Entity or private party may have to such transactions under such Competition Law so as to permit consummation of the Contemplated Transactions.

(d)    From the date of this Agreement through the date (i) of termination of the required waiting periods under the HSR Act and all applicable Competition Laws and (ii) the consents required pursuant to Section 6.9(a) are obtained, Buyer, Merger Sub and any of their Affiliates and the Company shall not take any action that would reasonably be expected to hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act and such applicable Competition Laws, or the obtaining of the consents required pursuant to Section 6.9(a) from the applicable Governmental Authorities and third parties.

(e)    Notwithstanding any provision to the contrary in this Agreement, (y) nothing in this Agreement shall require any Party or its Affiliates to litigate with any Governmental Authority concerning the transactions contemplated hereby and (z) no Party nor its Affiliates shall be required hereunder to (I) enter into any settlement, undertaking, consent decree, stipulation or other agreement with any Governmental Authority in connection with this Agreement, or (II) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to the subsidiaries, businesses, assets or properties of Buyer any of its Affiliates or of the Company or its Subsidiaries.

Section 6.10.    R&W Policy.

(a)    At or prior to the date hereof, Buyer will have obtained, at the Buyer’s cost and expense, the R&W Insurance Commitment Letter for the R&W Policy. Buyer shall use its commercially reasonable efforts to seek to cause all conditions set forth in the R&W Insurance Commitment Letter for the issuance of the R&W Policy at the Closing to be satisfied, including paying all costs, expenses and premiums due from it and arising under the R&W Insurance Commitment Letter, as required for the R&W Policy to be effective as of the Closing, including, without limitation, the total premium, underwriting costs, brokerage commission, due diligence fees, Taxes due and payable under the terms of such policy. The R&W Policy shall contain no entitlement to subrogation rights of recovery against any of the Security Holders, except in the case of Fraud. From and after the date of binding the R&W Policy, Buyer and its Affiliates (including, following the Closing, the Surviving Corporation) will not amend, waive or otherwise modify the R&W Policy in any manner materially adverse to any of the Security Holders.

(b)    Buyer hereby agrees that if it becomes apparent that the RWI Policy will not be in full force and effect at the Closing due to no fault of Buyer or breach of its obligations hereunder, Buyer shall use its commercially reasonable efforts to obtain as soon as reasonably possible a comparable replacement buy-side representation and warranty insurance policy for a coverage amount of $15,000,000 (the “Replacement R&W Policy”). For the avoidance of doubt, a replacement buy-side representation and warranty insurance policy will not be deemed to be comparable if it does not provide comparable coverage, exclusions and terms as that contemplated by the R&W Insurance Commitment Letter at a comparable cost.

Section 6.11.    Preservation of Records. For a period of seven years after the Closing Date or such other longer period as required by applicable law, the Surviving Corporation shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Surviving Corporation and each of its Subsidiaries (including (a) any documents relating to any governmental or non-governmental Actions or investigations and (b) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Surviving Corporation and each of its Subsidiaries) relating to the conduct of the business and operations of the Surviving Corporation and the Company Subsidiaries prior to the Closing Date.

Section 6.12.    Notice of Developments. Each of the Company and Buyer shall give prompt (but in any event within three (3) Business Days) notice to the other if any of the following occurs during the Pre-Closing Period:

(a)    any material breach of any material covenant or agreement of such Party hereunder;

(b)    any material breach or inaccuracy of any representation or warranty of such Party in this Agreement;

(c)    any assertion of appraisal rights by any Stockholder pursuant to Section 262 of the DGCL; or

(d)    the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect or Buyer Material Adverse Effect; provided, however, that, if the Company becomes aware of any fact or condition that constitutes a material breach of any representation or warranty made in Article IV above, or if any fact or condition, either currently existing or hereafter occurring, requires any material change in the Disclosure Schedule delivered to Buyer on the date hereof, the Company shall promptly thereafter deliver to Buyer a supplement to the Disclosure Schedule specifying any necessary change. Except as expressly provided below in this Section 6.12, such supplement shall not be deemed to amend the Disclosure Schedule or qualify the related representations and warranties of the Company herein. With respect to any item or matter that relates solely to actions, occurrences, facts, developments, events or Actions that (i) both arise and become known to the Company after the date hereof and would have been required or permitted to be set forth or described in the Disclosure Schedule had such matter existed as of the date hereof, (ii) does not arise from a breach of this Agreement, and (iii) does not reduce, alter or otherwise effect the rights of Buyer under the R&W Policy, the item in such supplement shall be deemed to amend the Disclosure Schedule and qualify the representations and warranties of the Company. Any other supplements to the Disclosure Schedule shall not be deemed to amend the Disclosure Schedule, shall be made without effect to or qualification of any of the related representations and warranties of the Company contained in this Agreement, and shall have no effect on the right of Buyer to terminate this Agreement or the right of the Buyer Indemnitees to seek indemnification; provided, however, for the avoidance of doubt, the failure to provide such notice under this Section 6.12 shall not be interpreted to change (or have the effect of changing) an inaccuracy or breach of a representation and warranty into a breach of a covenant.

Section 6.13.    Exclusivity. During the Pre-Closing Period, the Company will not, and will not permit its Subsidiaries or its or their respective directors, officers, employees, investment bankers and other Representatives to, directly or indirectly, (a) solicit, initiate, facilitate or knowingly encourage the initiation of any Acquisition Proposal or (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal. The

Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and shall cause their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, any Acquisition Proposal.

Section 6.14.    Access to Information. During the Pre-Closing Period, the Company will provide (or cause to be provided, as applicable) Buyer and Buyer’s authorized agents and Representatives reasonable access, at reasonable times during normal business hours and upon reasonable prior written notice (which notice shall describe in sufficient detail the information Buyer and its authorized agents and Representatives are seeking) (x) to the books and records of the Acquired Companies and (y) to the records and ledgers maintained by the Company that specifically relate to onboarding the business and employees of the Acquired Companies, as well as provide Buyer with such reasonable access to the employees of the Acquired Companies as is reasonably necessary to permit Buyer to obtain the related employee information and “onboard” the employees (i.e., employees, medical directors, volunteers, and other contracted employees) of the Acquired Companies on the Closing Date, which “onboarding” shall include “day one” benefits enrollment, 401(k) plan participation and payroll conversion in and to Buyer and any applicable training, communications and information technology/network services related to supporting these “onboarding” activities; provided, that (a) all such access will be coordinated through Lazard, (b) such access does not unreasonably interfere with the operation of the Acquired Companies’ business and will be subject to the Company’s reasonable security measures and insurance requirements, (c) except as reasonably necessary for the “onboarding” process, Buyer and its authorized agents and Representatives will not contact or otherwise communicate, directly or indirectly, with the employees, customers, or suppliers of the Acquired Companies unless, in each instance, approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed), and (d) nothing herein will require the Acquired Companies to furnish to Buyer or provide Buyer with access to information that legal counsel for the Acquired Companies reasonably conclude would reasonably be expected to give rise to antitrust or competition Law issues or that is subject to attorney-client privilege or is the subject of any applicable information privacy or security Laws.

Section 6.15.    Miscellaneous Covenants.

(a)    Updated H1 File, Etc. The Company shall, at least fourteen (14) days prior to the Closing but no more than twenty-one (21) days prior to the Closing, provide Buyer with an updated Section 4.20(d) of the Disclosure Schedule. Further, during the period commencing on the date of delivery of the aforementioned list and continuing throughout the remainder of the Pre-Closing Period, the Company shall not, and the Company shall not permit any of its Subsidiaries to, hire any additional employees, other than such hires arising in the Ordinary Course of Business or as needed, as determined by the Company in its sole discretion reasonably exercised, to maintain appropriate staffing levels; provided, however, that the Company shall give prompt notice to Buyer of changes to staffing levels that increase, materially, such staffing levels relative to historic staffing levels.

(b)    Financial Statements. During the Pre-Closing Period, the Company shall provide to Buyer monthly combined financial statements for the Company and its Subsidiaries and year-to-date combined financial statements for the Company and its Subsidiaries for each month following the Most Recent Balance Sheet Date (including, for the avoidance of doubt, each month preceding and following the date hereof), prepared in accordance with GAAP, no later than twenty (20) days after the end of each month, together with the related trial account balances and such other financial information as may be reasonably requested by Buyer.

(c)    Maintenance of Insurance. The Company shall, and shall cause its Subsidiaries to, maintain insurance coverage for the Company and its Subsidiaries through the Closing Date no less favorable than the insurance coverages for them in effect as of the date hereof

(d)    Further Assurances. During the Pre-Closing Period, Buyer and the Company will, as promptly as practicable, use their commercially reasonable efforts to cause the conditions set forth in Sections 7.1, 7.2 and 7.3 to be satisfied and to consummate the Contemplated Transactions as promptly as practical; provided, that, notwithstanding anything to the contrary in this Agreement, except with respect to the HSR filing fee, neither Buyer, Merger Sub nor the Company will be required to pay any consent or similar fee to obtain any third-party consents.

(e)    Stimulus Funds. During the Pre-Closing Period, the Company will not, and will not permit any of its Subsidiaries to, (i) participate in, or receive any amounts pursuant to, any CARES Act stimulus fund programs, including, without limitation, the Public Health and Social Services Emergency Fund, (ii) apply for or receive any PPP loans.

(f)    Corrective Filings. If any notice, disclosure or other information required for maintenance of the Government Program or Third-Party Payor participation by the Company or any Subsidiary or maintenance of the Permits of the Company and its Subsidiaries is discovered prior to the Closing to be inaccurate or insufficient, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate with Buyer to submit any necessary filings or documents to the Government Programs (or other Governmental Authorities) or Third-Party Payor to correct such notice, disclosure or information.

(g)    Termination of 401(k) Plan. Effective no later than the day before the Closing, the Company shall adopt a resolution (contingent upon the consummation of the Closing) and take any action necessary to terminate the Company’s 401(k) Plan and Trust. The Company shall provide such resolution to Buyer reasonably in advance of its adoption and such resolution shall be in a form reasonably satisfactory to Buyer.

(h)    Maintenance of Registered Proprietary Rights. During the Pre-Closing Period, the Company and its Subsidiaries shall duly maintain all Company Proprietary Rights owned by the Company or its Subsidiaries that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency, and shall duly prosecute all pending filings and submissions previously made in relation to the issuance and/or registration of such Company Proprietary Rights.

(i)    Prepayment of Rent. The Company shall, upon the request of Buyer at least three (3) Business Days prior to the Closing, prepay the rental obligations of the Company and its Subsidiaries owing under the Leases for the calendar month commencing on the Closing Date, and, in such event, Buyer shall reimburse the Company therefor at the Closing (the result of which will increase Closing Cash).

(j)    NY CHOW. During the Pre-Closing Period, the Company shall use its commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts to, as applicable, submit all applicable filings with the appropriate New York Governmental Authorities needed to effectuate the change of ownership of the skilled home health agency being acquired pursuant to the consummation of the transactions contemplated by that certain Asset Contribution Agreement by and among South Nassau Communities Hospital, OGL Holdings, LLC and One Gustave L. Levy Place, LLC, dated April 7, 2021 (the “Nassau Transaction”).

(k)    Section 280G Stockholder Approval. Prior to the Closing Date, the Company shall cause a stockholder vote to be conducted to determine, in a manner reasonably satisfactory to Buyer, the right of any “disqualified individual” (as defined in section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under section 280G(b) of the Code (determined without regard to section 280G(b)(4) of the Code) as a result of the consummation of the transactions contemplated by this Agreement, in a manner that satisfies the stockholder approval requirements under section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Consistent with section 280G(b)(5) and the regulations promulgated thereunder, such vote shall establish the “disqualified individual’s” right to the payment, benefit or other compensation to the extent necessary so that no such payment received by such “disqualified individual” would be a “parachute payment” under section 280G(b) of the Code. At the Closing, the Company shall provide Buyer stockholder resolutions or stockholder consents evidencing that such vote has been conducted in accordance with this Section (such resolutions or consents, the “280G Resolutions”).

ARTICLE VII.

CONDITIONS TO CLOSE

Section 7.1.    Conditions to the Obligations of All Parties. The respective obligations of each Party to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by each Party) of the following conditions as of the Closing Date:

(a)    No Judgments. No final, nonappealable Governmental Order shall have been entered which would (i) prevent the performance of this Agreement or the consummation of any of the Contemplated Transactions, (ii) declare unlawful the Contemplated Transactions, or (iii) cause such Contemplated Transactions to be rescinded.

(b)    Expiration of Waiting Period. The waiting period or required approval applicable to the Contemplated Transactions under the HSR Act shall have expired (or early termination shall have been granted) or been received (if available).

(c)    Stockholder Approval. The Stockholder Approval shall have been obtained and shall remain in full force and effect.

Section 7.2.    Conditions to Buyer and Merger Sub’s Obligations. The obligations of Buyer and Merger Sub to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following conditions as of the Closing Date:

(a)    Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualification or exception contained therein (other than such representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct as of such specified date or time), except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance. The Company will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing; provided, however, this condition will not be deemed to be unsatisfied by the Company on account of its failure to provide any notice under Section 6.12 unless the Company shall have received written notice of such failure to provide such notice from Buyer and failed to cure such failure within ten (10) Business Days of its receipt of such written notice as contemplated by Section 8.1(d).

(c)    Compliance Certificate. The Company shall have delivered to Buyer a certificate signed by a duly authorized Representative of the Company, dated as of the Closing Date, stating that the conditions set forth in Section 7.2(a) and Section 7.2(b), as they relate to the Company, have been satisfied.

(d)    Escrow Agreement. Seller Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e)    Debt Payoff Letters. The Company shall have delivered the Debt Payoff Letters to Buyer.

(f)    FIRPTA Certificate. The Company shall have delivered the FIRPTA Certificate to Buyer.

(g)    Company Certificate. The Company shall have delivered to Buyer a certificate signed by a duly authorized Representative of the Company, dated as of the Closing Date, certifying and attaching true, correct, and complete copies of (i) the resolutions or written consent of the board of directors of the Company duly authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions, (ii)

the Stockholder Approval, (iii) the Company’s Organizational Documents in effect immediately prior to the Effective Time, and (iv) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, to be dated no earlier than ten (10) Business Days prior to the Closing Date.

(h)    R&W Policy. The R&W Policy or the Replacement R&W Policy, as applicable, shall be in full force and effect (provided this condition to Closing is contingent upon the Buyer’s compliance with its obligations under Section 6.10).

(i)    Stockholder Approval. Stockholders holding at least ninety percent (90%) of the total issued and outstanding voting capital stock of the Company shall have approved this Agreement and the Contemplated Transactions and the Company shall have delivered evidence thereof to Buyer.

(j)    Governmental Authority Approvals. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority as set forth on Section 4.3 of the Disclosure Schedule, shall have been obtained or made;

(k)    Material Third Party Consents. Those consents, authorizations, and approvals of (or notices or flings with) those third parties listed on Schedule 7.2(k) shall have been obtained or made;

(l)    Subsidiary Certificates. The Company shall have delivered to Buyer a certificate executed on behalf of each Subsidiary having attached thereto (A) the Organizational Documents of each Subsidiary, as in effect immediately prior to the Closing, and (B) certificates of good standing for the Subsidiaries issued by the applicable state agency of the state where each respective Subsidiary is organized, dated as of a date no more than ten (10) Business Days prior to the Closing Date;

(m)    Repayment Certificate. The Company shall have delivered to Buyer a certificate executed on behalf of the Company by the Company’s Chief Financial Officer certifying that, to such person’s actual knowledge on the Closing Date, the Company and its Subsidiaries have (i) made the repayments or overpayments that are required to be made by them under applicable Law and the Material Contracts, if any, or otherwise accrued for such amounts in Closing Net Working Capital using a reasonable estimation approach; and (ii) made any disclosures to the Office of Civil Rights and its state equivalents that are required to be made by them under applicable Law, if any;

(n)    Resignations and Amendments. The Company shall have delivered to Buyer a Resignation from Officer and Director Positions and First Amendment to Employment Agreement from each individual listed on Schedule 7.2(n), in each case duly executed by the Company and the related individual;

(o)    Certificate of Merger. The Certificate of Merger shall have been duly filed with the Delaware Secretary of State; and

(p)    280G Resolutions. The Company shall have delivered the 280G Resolutions.

Section 7.3.    Conditions to the Company’s Obligations. The obligation of the Company to consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following conditions as of the Closing Date:

(a)    Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date without giving effect to any “materiality,” “Buyer Material Adverse Effect” or similar qualification or exception contained therein (other than such representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct as of such specified date or time), except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)    Performance. Each Buyer Entity will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

(c)    Compliance Certificate. Each Buyer Entity shall have delivered to the Company a certificate signed by a duly authorized Representative of such Person, dated as of the Closing Date, stating that the conditions set forth in Section 7.3(a) and Section 7.3(b), as they relate to such Person, have been satisfied.

(d)    Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 7.4.    Frustration of Closing Conditions. None of the Company, Buyer or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such party’s (or in the case of Buyer or Merger Sub, either of such parties’) failure to comply with any provision of this Agreement.

ARTICLE VIII.

TERMINATION

Section 8.1.    Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of Buyer and the Company;

(b)    by either Buyer or the Company if the Closing has not occurred on or before 5:00 p.m., Eastern Time (ET), on the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

(c)    by the Company, if any Buyer Entity breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the Contemplated Transactions set forth in Sections 7.1 and 7.3 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Buyer by the Company, cannot be cured or has not been cured by the earlier of the Termination Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under Section 8.1(c) shall not be available to the Company, if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d)    by Buyer, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Sections 7.1 and 7.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by Buyer, cannot be cured or has not been cured by the earlier of the Termination Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Buyer if Buyer is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e)    by Buyer if the Company has failed to deliver the Stockholder Approval to Buyer within five (5) Business Days after signing this Agreement;

(f)    by Company if (i) (all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their term are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination is delivered by the Company to Buyer) and (ii) Buyer does not complete the Merger by the date the Closing is required to occur pursuant to Section 2.2; or

(g)    by either Buyer or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued an order permanently restraining, enjoining or otherwise prohibiting the Contemplated Transaction and such order shall have become final and non-appealable.

Any Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties.

Section 8.2.    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement (other than the provisions of this Article VIII, Section 6.4 (Publicity; Confidentiality), the second to last sentence of Section 6.9(b) (Regulatory Approvals) and Article X (Miscellaneous), as well as any defined terms used in such sections, each of which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of any Party to any other Party, except for Liabilities arising in respect of any material breach of this Agreement resulting from a volitional act taken with knowledge by the breaching party that it constituted a breach of this Agreement which occurred prior to such termination.

ARTICLE IX.

INDEMNIFICATION; R&W POLICY

Section 9.1.    Survival. The representations, warranties and covenants contained in this Agreement and the other Transaction Documents and in any certificate delivered at the Closing shall survive the Closing and terminate at 5:00 PM Eastern time on the date that is twelve (12) months after the Closing Date; provided, however, that:

(a)    all covenants and agreements contained herein or in the other Transaction Documents which by their terms are to be performed solely, or which prohibit actions, subsequent to the Closing, shall survive the Closing in accordance with their terms or, if no term is specified, in accordance with the applicable statute of limitations;

(b)    all covenants and agreements contained herein which by their terms are to be performed solely, or which prohibit actions, prior to the Closing, shall survive the Closing and terminate on the earlier of (x) completion of performance thereof and (y) 5:00 PM Eastern time on the date that is nine (9) months after the Closing Date; and

(c)    the Fundamental Representations shall survive the Closing and terminate at 5:00 PM Eastern time on the date of expiration of the applicable statute of limitations (as applicable in each of the foregoing cases in clauses (a), (b) and (c) of this Section 9.1, the “Survival Expiration Date”).

No claim for breach of any representation, warranty, covenant or agreement, or claim for indemnification under Section 9.2(a) or Section 9.3(a), as applicable, may be brought after the applicable Survival Expiration Date, except for claims made in good faith (1) of which the Seller Representative has been notified in writing with reasonable specificity by Buyer prior to the applicable Survival Expiration Date, or (2) of which Buyer has been notified in writing with reasonable specificity by the Seller Representative prior to the applicable Survival Expiration Date.

Section 9.2.    Indemnification of the Buyer Indemnitees.

(a)    If the Closing occurs, subject to the terms of this Article IX, the Security Holders agree to indemnify and hold harmless the Acquired Companies, Buyer and its Affiliates (collectively, the “Buyer Indemnitees”) from and against, and pay to the Buyer Indemnities the amount of, or reimburse the Buyer Indemnitees for, any Losses incurred by the Buyer Indemnitees by reason of:

(i)    any inaccuracy or breach of any of the representations and warranties of the Company contained herein, any inaccuracy or breach of any of the representations and warranties of the Security Holders contained in the Letters of Transmittal or Cancellation Agreements, and any inaccuracy or breach of any of the representations and warranties contained in any certificate delivered at the Closing by or on behalf of the Company or the Security Holders pursuant to this Agreement;

(ii)    the failure of the Company to perform any of its covenants or agreements contained herein required to be performed prior to the Closing;

(iii)    any Excluded Matter (in each case, without regard to any matters disclosed on the Company Disclosure Schedule);

(iv)    the failure of the Seller Representative or the Security Holders to perform any of their respective covenants or agreements contained herein or in the Transaction Documents required to be performed after the Closing; and

(v)    Fraud.

For purposes of determining both (1) whether the Company, the Seller Representative or any Security Holders, as applicable, has breached any of its representations and warranties or covenants or agreements herein, and (2) the amount of Losses suffered or incurred by any Buyer Indemnitee by reason of such breach, qualifications therein referring to “material”, “in all material respects”, “Material Adverse Effect” and other qualifications of similar import or effect shall be disregarded (the “Materiality Scrape”); provided, however, that if Buyer did not have a basis for a Fraud claim under this Article IX prior to the Materiality Scrape, application of the Materiality Scrape shall not result in Buyer having a basis to bring a Fraud claim after such application. The Materiality Scrape (i) shall not apply to the representations contained in Sections 4.7(b), 4.18(a), and the first sentence of Section 4.24, and (ii) shall not apply to references to “Material Contracts” and will be disregarded in the definition of “Company Material Adverse Effect”.

(b)    In addition to the limitations in Section 9.1, the right of the Buyer Indemnitees to submit claims pursuant to Section 9.2(a) is subject to the following limitations:

(i)    no right to be indemnified or held harmless shall exist and no claim may be made against the Security Holders under Section 9.2(a)(i) (except for Fraud, which shall not be subject to the Deductible)) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees in respect of claims thereunder equals or exceeds $1,250,000 (the “Deductible”), after which point the Security Holders shall be obligated to indemnify the Buyer Indemnitees from and against all such Losses in excess of the Deductible (subject to the other terms and limitations herein);

(ii)    no right to be indemnified or held harmless shall exist and no claim may be made against the Security Holders under Section 9.2(a)(iii) (except for Fraud, which shall not be subject to the Excluded Matters Deductible)) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees in respect of claims thereunder equals or exceeds $1,250,000 (the “Excluded Matters Deductible”), after which point the Security Holders shall be obligated to indemnify the Buyer Indemnitees from and against all such Losses in excess of the Excluded Matters Deductible (subject to the other terms and limitations herein);

(iii)    except for Fraud, the aggregate liability of the Security Holders for all Losses under Section 9.2(a)(i) shall not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000);

(iv)    except for Fraud, the aggregate liability of the Security Holders for all Losses under Sections 9.2(a)(i), 9.2(a)(ii), and 9.2(a)(iii) shall not exceed the Indemnity Escrow Amount (which Indemnity Escrow Amount, together with the R&W Policy, as applicable, shall be the Buyer Indemnitee’s exclusive source of recovery for such Losses);

(v)    in the case of either (x) any Fraud by a Security Holder or (y) any breach by a Security Holder of its covenants or agreements contained herein or in the Transaction Documents required to be performed after the Closing, the Buyer Indemnitees shall look solely to the related Security Holder to recover their related Losses;

(vi)    in the case of either (x) any Fraud by the Company or (y) any breach by the Seller Representative of its covenants or agreements contained herein or in the Transaction Documents required to be performed after the Closing, the Security Holders shall be severally (and not jointly) liable for the related Losses in accordance with their respective pro rata shares actually received of the Aggregate Adjusted Per Share Consideration Amount; and

(vii)    except for Fraud by the related Security Holder, the aggregate liability of each Security Holder for all indemnification claims made against such Security Holder pursuant to Section 9.2(a) shall not exceed such Security Holder’s pro rata share of the Aggregate Consideration Amount actually received by such Security Holder.

Section 9.3.    Indemnification of the Seller Indemnitees.

(a)    If the Closing occurs, subject to the terms of this Article IX, Buyer agrees to indemnify and hold harmless the Security Holders (collectively, the “Seller Indemnitees”) from and against, and pay to the Seller Indemnities the amount of, or reimburse the Seller Indemnitees for, any Losses incurred by the Seller Indemnitees by reason of (i) any inaccuracy or breach of any of the representations or warranties of Buyer contained herein or in any certificate delivered at the Closing by Buyer pursuant to this Agreement and (ii) the failure of Buyer to perform any of its covenants or agreements contained herein required to be performed prior to the Closing, or the failure of Buyer to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing.

(b)    In addition to the limitations in Section 9.1, the right of the Seller Indemnitees to submit claims pursuant to Section 9.3(a) is subject to the following limitations:

(i)    no right to be indemnified or held harmless shall exist and no claim may be made against Buyer under Section 9.3(a)(i) (except for Fraud, which shall not be subject to the

Deductible) unless and until the aggregate amount of all Losses incurred by the Seller Indemnitees in respect of claims thereunder equals or exceeds the Deductible, after which point Buyer shall be obligated to indemnify the Seller Indemnitees from and against all such Losses in excess of the Deductible (subject to the other terms and limitations herein); and

(ii)    except for Fraud, the aggregate liability of Buyer for all Losses under Section 9.3(a)(i) shall not exceed $2,500,000; and

(iii)    except for Fraud, the aggregate liability of Buyer for all indemnification claims made against Buyer pursuant to Section 9.3(a) shall not exceed the Aggregate Consideration Amount actually paid by Buyer.

Section 9.4.    Indemnification Procedures and Related Provisions and Additional Limitations.

(a)    Any party entitled to make a claim for indemnification hereunder (the “Indemnified Party”) shall promptly notify (a “Claim Notice”) the indemnifying party (the “Indemnifying Party”) of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof, and the basis therefor, and in the case of any claims based on a claim by a third party, attach all notices, pleadings and other documents or instruments served upon or received by the Indemnified Party with respect thereto; provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay. The Indemnifying Party’s failure to respond to a Claim Notice within twenty (20) business days of its delivery will be deemed to be a denial of the claim.

(b)    In the event that any Action is commenced by a third party involving a claim (an “Asserted Liability”) for which an Indemnified Party is entitled to be indemnified and held harmless hereunder by an Indemnifying Party, the Indemnifying Party shall have twenty (20) business days from its receipt of the Claim Notice to notify the Indemnified Party in writing whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and with non-conflicted counsel reasonably acceptable to the Indemnified Party, to defend against such Asserted Liability. If the Indemnifying Party undertakes to defend against such Asserted Liability, which shall require the Indemnifying Party to (i) notify the Indemnified Party in writing that it has assumed such defense and that the facts asserted in such Asserted Liability are within the scope of the indemnification obligations of such Indemnifying Party and (ii) provide evidence of its financial wherewithal to do so should the Indemnifying Party’s liability exposure for the Asserted Liability exceed the remaining balance of the applicable escrow fund, the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability. The Indemnified Party, at its own expense, shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose. If the Indemnifying Party does not undertake to defend the Asserted Liability (or is not entitled to the defend the Asserted Liability under Section 9.4(d)), the Indemnifying Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Asserted Liability without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Asserted Liability without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or judgment (x) provides for a full and unconditional release of the Indemnified Party without any admission of wrongdoing or liability, (y) does not require the Indemnified Party to make any monetary payments other than those for which it will be reimbursed in full contemporaneously therewith (subject to the Deductible or Excluded Matters Deductible, as applicable), and (z) does not include any non-monetary relief.

(c)    The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all non-privileged information and documents available to them which relate to an Asserted Liability. The Indemnified Party and the Indemnifying Party and the Acquired Companies and their respective employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of an Asserted Liability.

(d)    Notwithstanding the foregoing terms of Section 9.4(b), the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Asserted Liability if (i) the Asserted Liability is a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Asserted Liability that is not cured within a reasonable time after receiving written notice from the Indemnified Party specifying in reasonable detail the manner in which the Indemnifying Party has so failed or is failing, (iii) the relief sought in respect of the Asserted Liability includes non-monetary relief (other than a general boilerplate request for such other and further relief as the court deems just and proper), or (iv) the Indemnifying Party asserts defenses or otherwise takes actions or attempts to take actions that are contrary to the best interests of the Indemnified Party.

(e)    Notwithstanding anything to the contrary in this Section 9.4, (i) the control of the defense of any third-party claim for which any Buyer Indemnitee is entitled recovery under the R&W Policy shall be subject to the provisions of such R&W Policy, and (ii) the control of the defense of any Tax Contest shall be governed exclusively by Section 6.3(d).

Section 9.5.    Insurance and Other Third Party Recoveries. In calculating the monetary thresholds set forth in Sections 9.2(b)(i) and 9.2(b)(ii), as applicable, and the amounts otherwise payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy (other than the R&W Policy) with respect to such Losses (after giving effect to any applicable deductible or retention, any out of pocket costs incurred by the Indemnified Party, and any increase of premium in connection therewith), and (ii) any amounts actually recovered by the Indemnified Party from any other Person with respect to such Losses (after giving effect to any out of pocket costs incurred by the Indemnified Party in connection therewith). In the event an insurance recovery or third party recovery relating to an indemnification payment is received after the Indemnifying Party has made an indemnification payment under this Agreement that did not take into account such insurance recovery or third party recovery, the Indemnified Party shall promptly pay the Indemnifying Party an amount equal to the lesser of such insurance recovery or third party recovery (net of any applicable deductible or retention, any out of pocket costs incurred by the Indemnified Party, and any increase of premium in connection therewith, as applicable), as applicable, and the amount of the related indemnification payment. Each Indemnified Party shall use commercially reasonable efforts to mitigate the amount of Losses for which it may be entitled to indemnification hereunder; provided, however, notwithstanding the foregoing, it is expressly understood and agreed that the Buyer Indemnitees shall not have any obligation to assert any claims with, or otherwise seek to recover any amounts from, their respective insurers with respect to any matters for which they may be entitled to indemnification hereunder.

Section 9.6.    Reserved.

Section 9.7.    Remedies Exclusive. EXCEPT FOR FRAUD AND EQUITABLE RELIEF, INCLUDING THAT CONTEMPLATED BY SECTION 10.11, THE REMEDIES PROVIDED IN THIS ARTICLE IX SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES HERETO AND THE OTHER INDEMNITEES NAMED HEREIN AND THEIR HEIRS, SUCCESSORS AND ASSIGNS AFTER THE CLOSING WITH RESPECT TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY BREACH OR NON-PERFORMANCE OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN OR ANY OTHER MATTERS OR CLAIMS ARISING UNDER APPLICABLE LAW. In furtherance of the foregoing, Buyer, for itself and on behalf of Buyer Indemnitees hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights and claims for damages or Losses it may have against Company and/or any of its Subsidiaries arising under, based upon or relating to this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any applicable Law, common law or otherwise. Notwithstanding the foregoing, nothing herein shall be deemed to limit any recourse Buyer Indemnitees may have against the R&W Policy or otherwise as expressly set forth in this Article IX.

Section 9.8.    Tax Treatment of Indemnity Payments. For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Aggregate Consideration Amount to the extent permitted by applicable Law.

Section 9.9.    No Circular Recovery. Notwithstanding anything to the contrary herein, the Seller Indemnitees shall not make any claim for indemnification against the Buyer Indemnitees by reason of the fact that any Seller Indemnitee was a controlling person, director/manager, officer, employee or representative of any of the Acquired Companies or was serving as such for another Person at the request of any of the Acquired Companies (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any applicable Law, Contractual Obligations or otherwise) with respect to any claim brought by a Buyer Indemnitee under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by a Buyer Indemnitee under this Agreement or otherwise relating to this Agreement or the transactions contemplated hereby, the Seller Indemnitees expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against the Acquired Companies with respect to any amounts owed by the Security Holders hereunder. Neither any Seller Indemnitee nor Buyer Indemnitee is to be entitled to recover any Losses pursuant to this Article IX to the extent such Seller Indemnitee or Buyer Indemnitee has previously recovered the full cash amount of such Losses pursuant to another provision of this Agreement, including to the extent that such Losses were included in the calculation of Closing Net Working Capital. For purposes of calculating Losses to which any Buyer Indemnitees are entitled under this Article IX, (i) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant, or agreement; (ii) such Losses shall not include Losses related to any matter that was taken into account (including with respect to any reserves) in the determination and calculation of the Aggregate Merger Consideration Amount; (iii) such Losses shall be reduced by the amount of any prior or subsequent recovery by a Buyer Indemnitee from any other Person with respect to such Losses; provided, however, that such Buyer Indemnitee shall promptly reimburse the Security Holders for any subsequent recoveries for such sources if previously indemnified hereunder so as to avoid a double recovery; and (iv) such Losses shall not include Losses reserved for in the Financials.

Section 9.10.    Effect on R&W Policy. Notwithstanding anything to the contrary in this Agreement, nothing in Article IX shall limit any rights of Buyer pursuant to the R&W Policy, it being understood and agreed that the survival provisions set forth in Section 9.1 and the other limitations in the other subsections of Article IX are not applicable to, and shall not in any way limit, claims under the R&W Policy, except as and to the extent expressly set forth in the R&W Policy.

ARTICLE X.

MISCELLANEOUS

Section 10.1.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

If to any Buyer Entity or the Surviving Corporation:

Amedisys Holding, L.L.C.

c/o Amedisys, Inc.

3854 American Way

Suite A

Baton Rouge, LA 70816-4013

Facsimile No.: (225) 299-3796

Email:    paul.kusserow@amedisys.com

Attn:      Paul B. Kusserow

    Chief Executive Officer

Amedisys Holding, L.L.C.

c/o Amedisys, Inc.

209 10th Avenue, Suite 512

Nashville, TN 37203

Facsimile No.: (225) 299-3796

Email:    dave.kemmerly@amedisys.com

Attn:      David L. Kemmerly, Esq.

    Chief Legal and Government Affairs Officer

with a copy (which shall not constitute notice) to:

Butler Snow LLP

445 North Boulevard, Suite 300

Baton Rouge, LA 70802

Email:    lee.kantrow@butlersnow.com

     jacob.kantrow@butlersnow.com

     george.holmes@butlersnow.com

Attn:      Lee C. Kantrow, Esq

    Jacob M. Kantrow, Esq

    George P. Holmes, Esq.

If to the Company prior to the Closing:

Contessa Health, Inc.

49 Music Square West, Suite 401

Nashville, TN 37203

Attention: Travis Messina

Email: tmessina@contessahealth.com

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

E-mail:             AHumphreys@bassberry.com

              PWilson@bassberry.com

Attention:       Angela Humphreys

              Price Wilson

If to the Seller Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

E-mail:           AHumphreys@bassberry.com

            PWilson@bassberry.com

Attention:     Angela Humphreys

            Price Wilson

Section 10.2.    Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any attempt to do so will be null and void ab initio, provided, that no consent shall be required in connection with an assignment pursuant to Section 6.5(c); provided, further, that Buyer may at any time in its sole discretion and without the consent of any other Party assign, in whole or in part, its rights under this Agreement for collateral purposes to any creditor of Buyer, but no such assignment shall relieve Buyer of any Liability hereunder. Except as set forth in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties hereto any right, benefit or remedy under or by reason of this Agreement.

Section 10.3.    Amendments. This Agreement may not be amended other than in an instrument in writing signed by Buyer and the Seller Representative.

Section 10.4.    Waiver; Remedies Cumulative. Any Party may extend the time for the performance of any of the obligations or other acts required to be performed by another Party hereunder, waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto and waive compliance with any of such Party’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 10.5.    Disclosure Schedule. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Disclosure Schedule for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or the Disclosure Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business, and no Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Company Material Adverse Effect. No matter or item disclosed on the Disclosure Schedule admitting or indicating a possible breach or violation of any contract, law or order shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The Parties do not assume any responsibility to any Person that is not a Party to this Agreement for the accuracy of any information set forth in the Schedules. Subject to applicable law, the information on the Disclosure Schedule is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement. Moreover, in disclosing the information in the Disclosure Schedule, each Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 10.6.    Entire Agreement. This Agreement, the other Transaction Documents, the Disclosure Schedule (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written or oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.7.    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic transmission in portable document format (.pdf)), each of which will be deemed an original, which when taken together shall constitute one and the same agreement. This Agreement will be deemed effective when duly executed and delivered by each Party.

Section 10.8.    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the Parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.9.    Choice of Law; Consent to Jurisdiction. The law, including the statutes of limitation, of the State of Delaware shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction. Each of the Company, Buyer Entities and the Seller Representative hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Contemplated Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereto agrees, (a) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and (b) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Notwithstanding any of the foregoing, any and all disputes relating to the Closing Statement shall be exclusively resolved in accordance with the provisions of Section 3.4.

Section 10.10.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.11.    Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, and notwithstanding anything herein to the contrary, it is acknowledged that the Parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any order sought by the Company and/or the Seller Representative to cause Buyer and/or Merger Sub to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 10.12.    Expenses. Except as otherwise expressly provided herein, each of the Company, the Security Holders, the Buyer Entities and the Seller Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the Contemplated Transactions, including the fees and disbursements of counsel, financial advisors and accountants.

Section 10.13.    Nonrecourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement and the Security Holders (collectively, the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (in each case who is not a Contracting Party) (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Without limiting the foregoing and subject to the last sentence hereof, effective at the Effective Time, the Surviving Corporation (each a “Releasor”), on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by law, each of the Security Holders, the Seller Representative, and each of their respective past, present and future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to or from and after the Closing Date. Subject to the last sentence hereof, each Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim against the Releasees. Notwithstanding the foregoing, (x) Buyer shall retain, and its successors and assigns retain, and do not release, any of their rights against the Releasees under this Agreement and the Ancillary Agreement, (x) Buyer shall retain, and its successors and assigns retain, and do not release, their rights with respect to Fraud, (y) Buyer shall retain, and its successors and assigns, retain, and do not release, their rights with respect to making a claim against the R&W Policy, and (z) nothing herein is intended or shall be construed to affect the Company or any of its Subsidiaries’ rights in respect of any employee thereof.

Section 10.14.    Representation. In any dispute or proceeding arising under or in connection with this Agreement or the transactions contemplated by this Agreement, the Seller Representative, on behalf of the Security Holders, shall have the right, at its election, to retain the firm of Bass Berry & Sims PLC (“BBS”) to represent the Security Holders in such matter and Buyer and Merger Sub hereby irrevocably consent to, and waive any conflict associated with, any such representation in any such matter. Each of the Company, Buyer and Merger Sub acknowledges and agrees that BBS has acted as counsel for the Company and no other Person, in connection with this Agreement. The parties agree that the fact that BBS has represented the Company prior to the Closing shall not prevent BBS from representing the Security Holders or the Seller Representative in connection with any matters involving this Agreement, including any disputes between any of the Parties hereto that may arise after the Closing. The Company, Buyer and Merger Sub hereby waive any actual or potential conflict of interest relating to BBS’s representation of the Security Holders or the Seller Representative in the Contemplated Transactions. Buyer, on behalf of itself and its

Affiliates, including, after the Effective Time, the Surviving Corporation (and their respective directors, officers, employees, Affiliates, controlling persons and representatives and their respective successors and assigns), hereby irrevocably acknowledges and agrees that all attorney-client communications between, on the one hand, any Security Holder and/or the Company (and their respective directors, officers, employees, Affiliates, controlling persons and representatives) and, on the other hand, their counsel, including BBS, that specifically relate to the negotiation, preparation, execution and delivery of this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Contemplated Transactions or in connection with the Closing of the Contemplated Transactions, shall be deemed privileged communications as to which such privilege may only be waived by the Seller Representative and only in connection with disputes between the Parties relating to this Agreement, and neither Buyer nor any Person purporting to act on behalf of or through Buyer will seek to obtain any such privileged communications by any process.

Section 10.15.    Buyer Guarantee. Buyer agrees to take all action necessary to cause Merger Sub and the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement on a timely basis. Buyer unconditionally guarantees to the Company the full and complete performance by each of Merger Sub and the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Buyer hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub and/or the Surviving Corporation, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.15 or elsewhere in this Agreement.

Section 10.16.    Time of the Essence; Further Assurances. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day. From and after the Closing, each Party shall execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and will take such further actions as may be reasonably requested by the other Party(ies) as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the Contemplated Transactions.

Section 10.17.    Intervention and Limited Guarantee by Amedisys.

(a)    Amedisys represents and warrants to the Company that, as of the date hereof and as of the Closing:

(i)    Amedisys is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(ii)    Amedisys has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts or proceedings required to be taken by Amedisys to authorize the execution and delivery of this Agreement and the performance of Amedisys’ obligations hereunder have been properly taken.

(iii)    This Agreement has been duly authorized, executed, and delivered by Amedisys and, assuming the due and valid authorization, execution, and delivery of this Agreement by the Company and Seller Representative, this Agreement constitutes the legal, valid, and binding obligation of Amedisys, Enforceable against it in accordance with its terms.

(iv)    Except as set forth in Section 5.3 of the Disclosure Schedule, the execution, delivery, and performance of this Agreement by Amedisys and the consummation by it of the transactions contemplated hereby will not (a) violate any provision of the Organizational Documents of Amedisys, (b) violate any material Law applicable to, binding upon, or Enforceable against Amedisys, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any Contractual Obligation to which Amedisys is a party or bound, (d) result in the creation or imposition of any Encumbrance upon any of the material property or material assets of Amedisys, or (e) require the consent or approval of any Governmental Authority or any other Person.

(b)    Amedisys hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely a surety, to the Security Holders (i) the performance of all obligations of Buyer under this Agreement to the extent such obligations are to be performed prior to or at the Closing and (ii) the due and punctual payment by Buyer of all payments owing by Buyer pursuant to Sections 3.2 and 3.4 of this Agreement (clauses (i) and (ii) collectively, the “Guaranteed Obligations”). The guarantee by Amedisys set forth in clause (i) above shall terminate upon consummation of the Closing. The guarantee by Amedisys set forth in this Section shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of the Guaranteed Obligations is rescinded or must otherwise be returned by the Security Holders upon the insolvency, bankruptcy or reorganization of Amedisys or otherwise, all as though such payment had not been made. This is a guarantee of payment and performance, as applicable, and not of collection only. The Security Holders shall not be required to make any demand upon, or to pursue or exhaust any right or remedy against, Buyer prior to exercising its rights under this Section, and no delay or omission on the part of the Security Holders in exercising rights hereunder shall operate as a waiver or relinquishment of such rights or remedies. To the fullest extent permitted by law, Amedisys hereby expressly, unconditionally and irrevocably waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Security Holders (but, for the avoidance of doubt, does not waive any right or defense arising under any provision of this Agreement that requires election of remedies by the Security Holders). Amedisys waives promptness, diligence, notice of the acceptance of this guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of incurrence of the

Guaranteed Obligations and all other notices of any kind, any right to require the marshalling of assets of Buyer or any other Person interested in the transactions contemplated by this Agreement, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations that are available to Buyer under this Agreement).

[Signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the date first written above.

BUYER:

AMEDISYS HOLDING, L.L.C.

By:	/s/ Paul B. Kusserow
	Name:	Paul B. Kusserow
	Title:	Chief Executive Officer

MERGER SUB:

AMEDISYS COMMODORE, L.L.C.

By:	/s/ Paul B. Kusserow
	Name:	Paul B. Kusserow
	Title:	Chief Executive Officer

AMEDISYS (solely for purposes of Section10.17):

AMEDISYS, INC.

By:	/s/ Paul B. Kusserow
	Name:	Paul B. Kusserow
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the date first written above.

COMPANY:

CONTESSA HEALTH, INC.

By:	/s/ Travis Messina
	Name:	Travis Messina
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the date first written above.

Solely in its capacity as
Seller Representative:

SELLER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES, LLC

By:	/s/ Sam Riffe
	Name:	Sam Riffe
	Title:	Managing Director